SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule §240.14a-11(c) or §240.14a-12

XTO ENERGY INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

XTO ENERGY INC.

810 Houston Street

Fort Worth, Texas 76102

April 13, 2007

Dear Stockholder:

On behalf of our Board of Directors, I invite you to attend the 2007 Annual Meeting of Stockholders to be held in Ballroom C at the Fort Worth Convention Center, 1201 Houston Street, Fort Worth, Texas, on Tuesday, May 15, 2007, at 10:00 a.m. local time.

Matters to be voted upon are listed in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. Additionally, we will review our operating results for 2006 and plans for the year ahead.

Whether or not you plan to attend the meeting, it is important that your shares be represented. Please take a moment to complete, date, sign, and return the enclosed proxy card as soon as possible, or use Internet or telephone voting according to the instructions on the proxy card. You may also attend and vote at the meeting.

Sincerely,

Bob R. Simpson

Chairman of the Board and

Chief Executive Officer

XTO ENERGY INC.

810 Houston Street

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2007

To the Stockholders of XTO Energy Inc.:

Our Annual Meeting of Stockholders will be held on Tuesday, May 15, 2007, at 10:00 a.m. local time, in Ballroom C at the Fort Worth Convention Center, 1201 Houston Street, Fort Worth, Texas, for the following purposes:

1.	To elect three directors for a term of three years or until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent auditor for 2007; and

3.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on Friday, March 30, 2007, will be entitled to receive notice of, and to vote at, the meeting or any adjournment thereof.

Your attention is directed to the proxy statement that follows for further information about the matters to be considered at the meeting. Our annual report, including our annual report on Form 10-K for the year ended December 31, 2006 with financial statements, accompanies the proxy statement.

You are cordially invited to attend the meeting. Whether or not you plan to be present, please complete, date, and sign the enclosed proxy card and return it promptly in the enclosed envelope, or vote through the Internet or by telephone by following the voting procedures described on the proxy card. If you plan to attend the meeting, you may revoke your proxy prior to or at the meeting and vote in person by following the instructions in this proxy statement.

By order of the Board of Directors,

Virginia N. Anderson

Secretary

Fort Worth, Texas

April 13, 2007

Certain documents referred to in the proxy statement are available at www.xtoenergy.com. Please note that none of the information on our web site is incorporated by reference into this proxy statement.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 15, 2007

This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors of XTO Energy Inc. for the annual meeting of stockholders to be held on Tuesday, May 15, 2007, and any adjournment thereof. In this proxy statement, XTO Energy is referred to as “we”, “our”, “us”, the “company” or “XTO.” We will begin mailing this proxy statement and the accompanying proxy card to stockholders on or about April 13, 2007. The purpose of the meeting is to consider and vote on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

GENERAL MATTERS

Shares Outstanding and Voting Rights

All stockholders of record of our common stock as of March 30, 2007 are entitled to notice of, and to vote at, the annual meeting. There were 368,333,586 shares of our stock issued and outstanding on that date. Each share of stock is entitled to one vote on each matter to be voted on at the meeting. Stockholders are not entitled to cumulate their votes for the election of directors. A representative of Mellon Investor Services LLC, our transfer agent, will serve as the inspector of elections.

Our Board of Directors requests that you complete, date, sign, and return the enclosed proxy card promptly, or vote through the Internet or by telephone, whether or not you plan to attend the meeting. Please note that there are separate arrangements for voting if you have your shares registered in the name of a broker, bank or other record holder (“street name holders”). You should check the proxy card or voting instructions forwarded by your broker, bank or other record holder to see which options are available to you.

A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to constitute a quorum. A proxy marked “abstain” on a matter will be considered to be represented at the meeting for purposes of a quorum, but will have the same effect as a vote “against” the matter. Shares registered in the names of street name holders for which proxies are voted on some, but not all, matters (“broker non-votes”) will be counted as present for quorum purposes, but will have no effect on the matters on which they have not voted.

Whether you vote by mail, Internet, or telephone, your shares of stock will be voted at the meeting in accordance with your instructions. If no specific voting instructions are designated, the shares will be voted as recommended by our board.

You may revoke a proxy at any time before it is voted at the meeting. To revoke your proxy, you may submit another signed proxy card with a later date, vote through the Internet or by telephone on a later date, vote in person at the meeting, or send a written notice of revocation to the corporate secretary of the company at our principal office, 810 Houston Street, Fort Worth, Texas 76102. If your shares are held by a street name holder and you vote by proxy instruction, you may later revoke your proxy instruction by informing the street name holder in accordance with that entity’s procedures. To vote at the meeting, you must obtain a proxy, executed in your favor, from the broker, bank or other holder of record that holds your shares and bring it to the meeting.

Cost of Solicitation

We will bear the cost of soliciting proxies, including the charges and expenses of brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy materials to beneficial owners of our common stock.

Solicitations will be made primarily by mail, but certain directors, officers or other employees may solicit proxies in person, by telephone or by other means. Such persons will not receive special compensation for their solicitation services. We have engaged Mellon Investor Services LLC to solicit proxies from brokers, banks, nominees, and other institutional holders for a fee of $8,500 plus reimbursement for all reasonable out-of-pocket expenses.

Item 1.    ELECTION OF DIRECTORS

Under our bylaws, the members of our board are divided into three classes, in as equal number as possible, with staggered three-year terms. Generally, each director’s term of office continues until the third annual meeting of stockholders following election to office or until their successor is duly elected and qualified. The current terms of Class I, Class II and Class III directors expire at the annual meeting of stockholders in 2009, 2007 and 2008, respectively.

The board also has discretion to elect one or more advisory directors to serve for a term established by the board. Advisory directors attend meetings of the board and meetings of committees they are eligible to attend but are not entitled to vote. The board may remove an advisory director at any time, with or without cause.

Upon the recommendation of the corporate governance and nominating committee, the board has established that it will be composed of nine members. The corporate governance and nominating committee recommended, and the board has nominated, Lane G. Collins, Scott G. Sherman and Bob R. Simpson for election as Class II directors at the annual meeting. Each nominee has consented to serve for the nominated term. As Class II directors, Messrs. Collins, Sherman and Simpson will each serve for a three-year term continuing until the annual meeting of stockholders in May 2010 or until their successor is duly elected and qualified. All three of the nominees currently serve as directors. Biographical information (including age as of April 1, 2007) follows for the director nominees, each director whose term in office will continue after the meeting and each advisory director.

The persons named on the accompanying proxy card intend to vote for the nominees. Should any nominee become unavailable for election, the proxies may be voted with discretionary authority for any substitute nominee nominated by our board. If the nominees are elected, our board will have nine directors, including six non-employee directors and three executive officers. We also have two employee advisory directors and no non-employee advisory directors.

Vote Required

The election of the nominees for director requires approval by a majority of the shares of common stock entitled to vote at the meeting, present in person or represented by proxy.

Board Recommendation

Our Board of Directors recommends that the stockholders vote FOR each of the director nominees.

NOMINEES FOR DIRECTOR

CLASS II	(Term to expire 2010)

Lane G. Collins

Age 66. Dr. Collins has been a director of XTO since August 16, 2005, and served as an advisory director from 1998 to August 2005. He is professor emeritus of accounting at Baylor University in Waco, Texas, where he taught from 1978 until 2007. Prior to that, he taught for five years at the University of Southern California, where he earned his doctorate in business administration. Dr. Collins is a certified public accountant.

Scott G. Sherman

Age 73. Mr. Sherman has been a director of XTO since 1990. He has been the sole owner of Sherman Enterprises, a personal investment firm in Fort Worth, Texas, for the past 15 years. Prior to that, he owned and operated Eaglemotive Industries, an automotive parts manufacturing company, for 18 years. Mr. Sherman serves on the board of directors of Worth National Bank.

Bob R. Simpson

Age 58. Mr. Simpson has been a director of XTO since 1990. He was a founder of our company in 1986, has been our chairman since July 1, 1996, and has been chief executive officer or held similar positions with us since 1986. Prior to that, he was vice president of finance and corporate development (1979-1986) and tax manager (1976-1979) at Southland Royalty Company.

DIRECTORS CONTINUING IN OFFICE

CLASS I	(Term expires 2009)

Phillip R. Kevil

Age 56. Mr. Kevil has been a director of XTO since February 2004. He retired from the company in 1997. He served as vice president-taxation or held similar positions with us from 1987 to 1997. Prior to that, he was tax manager (1979-1986) and assistant tax manager (1975-1979) at Southland Royalty Company and was on the audit and tax staff of Arthur Andersen LLP (1973-1975). Mr. Kevil is a certified public accountant.

Herbert D. Simons

Age 71. Mr. Simons has been a director of XTO since 2000. In April 2007, he retired as an attorney specializing in federal income tax law. He was of counsel with the law firm of Winstead Sechrest & Minick P.C. in Houston, Texas from 1999 until his retirement. Prior to that, he was a partner in the law firm of Butler & Binion, L.L.P. from 1972 through 1999. Mr. Simons served as a member of the Rice University Accounting Council from 1981 until 1996 and is a certified public accountant.

Vaughn O. Vennerberg II

Age 52. Mr. Vennerberg has been a director of XTO since August 16, 2005, and served as an advisory director from 2000 to August 2005. He has served as our senior executive vice president and chief of staff since May 2005 and, prior to that, he was executive vice president-administration or held similar positions with us since 1987. Prior to that, he was employed by Cotton Petroleum Corporation and Texaco Inc. (1979-1986).

CLASS III	(Term expires 2008)

William H. Adams III

Age 48. Mr. Adams has been a director of XTO since 2001. He is the chief executive officer of JABB Associates, Inc., a personal investment firm. He served as regional president of Compass Bank in Fort Worth, Texas, or held similar positions with its predecessor, TexasBank, from 2001 until June 2006. Prior to that, he was employed by Frost Bank from 1995 to 2001, where he last served as president of Frost Bank-South Arlington. He also served as senior vice president and group leader of commercial/energy lending at Frost Bank.

Keith A. Hutton

Age 48. Mr. Hutton has been a director of XTO since April 3, 2005, and served as an advisory director from 2000 to April 2005. He has served as our president since May 2005 and, prior to that, he was executive vice president-operations or held similar positions with us since 1987. Prior to that, he was a reservoir engineer with Sun Exploration & Production Company (1982-1987).

Jack P. Randall

Age 57. Mr. Randall has been a director of XTO since 1997. He is co-founder of Randall & Dewey, a division of Jefferies & Company, Inc., an oil and gas transactions advisory and consulting business in Houston, Texas. In January 2005, Jefferies Group, Inc. acquired Randall & Dewey Partners, LP, a business Mr. Randall co-founded in 1989. He served as president of Randall & Dewey Partners, LP from 1989 to 2004. Prior to that, he was with Amoco Production Company (1975-1989), where he was manager of acquisitions and divestitures for seven years.

ADVISORY DIRECTORS

Louis G. Baldwin

Age 57. Mr. Baldwin has served as an advisory director of XTO since 2000. He has served as our executive vice president and chief financial officer or held similar positions with us since 1986. Prior to that, he was assistant treasurer (1979-1986) and financial analyst (1976-1979) at Southland Royalty Company.

Timothy L. Petrus

Age 52. Mr. Petrus has served as an advisory director of XTO since 2005. He has served as our executive vice president-acquisitions since May 2005. He served as senior vice president-acquisitions or held similar positions with us since 1988. Prior to that, he was vice president (1980-1988) at Texas American Bank and a senior project engineer (1976-1980) at Exxon USA.

BOARD MEETINGS AND COMMITTEES

Our Board of Directors held five meetings during 2006. The non-employee directors also held four executive sessions during 2006. Additionally, management frequently discusses matters with the non-employee directors on an informal basis. Non-employee directors are also expected to attend management conferences twice a year to hear presentations on our performance and future plans and have an opportunity to meet with management, security analysts and commercial bankers. All directors attended at least 75% of the total number of meetings of the board and the committees on which they served.

The three permanent committees of our board are the audit committee, compensation committee and corporate governance and nominating committee. All committees of the board are composed exclusively of independent directors. Each committee is governed by a charter that has been approved by our board. The charters each provide that the committee be composed of at least three directors, that each director must be independent as that term is defined from time to time by the New York Stock Exchange and the Securities and Exchange Commission, that each committee must conduct an annual evaluation of its performance and that each committee review the adequacy of its charter at least annually. Each committee has the authority to consult with outside legal, accounting and other advisors to assist in the performance of their duties. We will reimburse any fees and expenses incurred. A copy of each committee charter can be found in the Corporate Governance section of our web site at www.xtoenergy.com. You can also obtain a free copy of each charter by contacting us at 810 Houston Street, Fort Worth, Texas 76102, Attn: Corporate Secretary.

The number of meetings held during 2006, current membership and functions of the committees are described below:

Audit Committee

The audit committee held nine meetings during 2006. The committee members are Herbert D. Simons, Chairman, William H. Adams III, Lane G. Collins, Phillip R. Kevil and Scott G. Sherman. Our board has determined that all of the members of the audit committee satisfy the additional independence criteria applicable to audit committee members under the current listing standards of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission. Additionally, the board has determined that Messrs. Collins, Kevil and Simons each qualify as an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission.

The audit committee is responsible for assisting the board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our internal control over financial reporting, disclosure controls and procedures and financial reporting practices, our internal audit function and the performance, qualification and independence of our independent registered public accounting firm serving as our independent auditor. Our independent auditor reports directly to the audit committee.

The specific functions of the audit committee are to:

•	select, retain, compensate, oversee and replace our independent auditor

•	monitor internal accounting controls and financial reporting practices

•	review financial statements and related information

•	review and evaluate the performance, qualifications and independence of the independent auditor

•	pre-approve all audit and permitted non-audit services to be provided by the independent auditor

•	review the appointment and replacement of the persons responsible for the internal audit function

•	meet with and monitor the activities of the internal auditor

•	produce a report of the committee for inclusion in our annual proxy statement

•

discuss with management the company’s earnings releases, including use of pro-forma or adjusted financial information that is not prepared in accordance with generally accepted accounting principles, and the information and earnings guidance provided to analysts

•

review and discuss quarterly reports from the independent auditor regarding critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles and other material written communications between the independent auditor and management

•	oversee our internal control over financial reporting and disclosure controls and procedures

•

oversee and monitor the company’s procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls and auditing matters as well as for confidential, anonymous reporting by employees of questionable accounting or auditing matters

•	produce an annual report of the committee for inclusion in the proxy statement

In February 2007, the committee’s charter was amended to clarify the responsibility of the committee to monitor compliance with our codes of conduct and ethics, conflicts of interest policies and policies and procedures for the review and approval of related party transactions.

Compensation Committee

The compensation committee held six meetings during 2006. Members of the committee are William H. Adams III, Chairman, Lane G. Collins, Scott G. Sherman and Herbert D. Simons.

The compensation committee is responsible for reviewing our executive compensation programs, approving salaries and bonuses paid to the executive officers, granting all equity-based incentive awards to executive officers and making policy decisions regarding the interpretation and administration of our stock incentive plans. For a description of the compensation committee’s processes and procedures for determining executive compensation, see “Compensation Discussion and Analysis–Compensation Processes” below.

The specific functions of the compensation committee are to:

•	review and approve any corporate goals relevant to the compensation of the chief executive officer

•	evaluate the performance and set the compensation for the chief executive officer and the president

•	review and approve the compensation and performance of our other executive officers

•	review and approve the terms of any employment and other compensation arrangements with executive officers

•	produce an annual report of the committee for inclusion in the proxy statement

•	administer and interpret our stock incentive plans

•	grant all awards to executive officers and other key employees under our stock incentive plans

•	make recommendations to the board with respect to incentive compensation and stock incentive plans including new plans and amendments to existing plans

•	develop plans for managerial succession

The committee can delegate authority to subcommittees, our chief executive officer or a committee of senior executive officers to perform certain functions for the committee. In November 2006, the committee delegated to a senior executive committee, composed of Messrs. Simpson, Hutton, Vennerberg and Baldwin, authority to grant up to 400,000 options from time to time to employees other than executive officers. A grant requires the approval of at least two of the four members of the senior executive committee. The senior executive committee has used its authority to make grants of stock options between regularly scheduled committee meetings to newly hired employees, in connection with promotions or as necessary for retention purposes.

In February 2007, the committee’s charter was amended to: (i) address the committee’s responsibilities regarding the compensation discussion and analysis to be included in our proxy statement, (ii) require that the committee approve all perquisites paid to executive officers, (iii) clarify that committee members must meet certain qualifications under Rule 16b-3 of the Securities and Exchange Act of 1934 and under Section 162(m) of the Internal Revenue Code, (iv) clarify the committee’s ability to delegate authority to our chief executive officer or a committee of senior executive officers to perform certain functions, and (v) assign the committee responsibility for monitoring executive officer compliance with stock ownership guidelines.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee held four meetings during 2006. Members of the committee are William H. Adams III, Chairman, Lane G. Collins, Phillip R. Kevil, Scott G. Sherman and Herbert D. Simons.

The corporate governance and nominating committee is responsible for identifying and recommending director nominees to the board, ensuring the board committees have qualified independent members and developing corporate governance policies and procedures for the company.

The specific functions of the corporate governance and nominating committee are to:

•	review and recommend candidates to the board as nominees for election at the annual meeting of stockholders or to fill vacancies as they may occur between stockholder meetings

•	review nominee suggestions received from stockholders and other interested parties

•

annually review and assess the adequacy of our corporate governance guidelines, categorical standards of directors’ independence and director qualification standards, and recommend any changes it deems appropriate

•	conduct annual performance evaluations of our board and its committees

•

review and recommend any changes to director compensation levels and practices, including recommending and administering awards to non-employee directors and advisory directors under our 2004 stock incentive plan

•	make recommendations regarding director orientation and continuing education

•	generally advise the board on corporate governance matters

The corporate governance and nominating committee will review candidates suggested for nomination by the stockholders. With respect to procedures for stockholders to suggest candidates for consideration by the committee for the 2008 annual meeting of stockholders, see “Corporate Governance Matters–Nomination Process” below.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our Board of Directors, upon the recommendation of the corporate governance and nominating committee, has adopted corporate governance guidelines that address significant issues of corporate governance and set forth the procedures by which the board carries out its responsibilities. The guidelines address areas such as the structure, responsibilities, qualifications, and functioning of the board and its committees, as well as director compensation, orientation and continuing education. The corporate governance and nominating committee reviews the guidelines at least annually to determine whether any changes should be recommended. A copy of the guidelines, as amended by the corporate governance and nominating committee and the board in August 2005, can be found on our web site at www.xtoenergy.com. You can also obtain a free copy of the guidelines by contacting us at 810 Houston Street, Fort Worth, Texas 76102, Attn: Corporate Secretary.

Directors’ Independence

The corporate governance guidelines require that a majority of our voting directors be independent under the rules and regulations of the New York Stock Exchange and under the categorical standards of directors’ independence adopted by the board. In February 2007, the board amended the categorical standards to specify the types of relationships it has previously deemed immaterial and that should not be considered by the board in determining independence. The relationships deemed immaterial and reflected in the amended categorical standards include the maintenance of bank accounts for individual executive officers on normal commercial terms at any bank where a director of the company is an executive officer or director and the joint investment by executive officers and individual directors in projects or ventures unrelated to the company’s business, where the amount invested by any individual officer or director is less than $100,000. The categorical standards were also amended to conform to disclosure requirements of the New York Stock Exchange regarding donations in excess of $1 million to non-profit organizations where a director, or director’s immediate family member, serves as an executive officer or director. A copy of our categorical standards of directors’ independence, as amended through February 2007, is attached as Appendix A and can also be found on our web site at www.xtoenergy.com.

The board, which is currently composed of nine voting members, has determined, based upon the recommendation of the corporate governance and nominating committee, that Messrs. Adams, Collins, Kevil, Sherman and Simons have no material relationship with the company, either directly or indirectly, and are independent under the New York Stock Exchange rules and our categorical standards. Specifically, the board determined that none of the directors that qualified as independent has a business, financial, family or other type of relationship with us or our executive officers (other than as a director and stockholder), except for any relationships that are immaterial under our categorical standards. In making its independence determinations, our board considered that Mr. Sherman has entered into a joint investment in a limited liability company with each of the named executive officers, with each individual contributing less than $37,000 to the limited liability company. This limited liability company business is not in any way related to the company’s business. The board also considered that Dr. Collins is a retired professor of accounting at Baylor University and that in January 2007, the board approved a conditional $6.8 million donation to Baylor in honor of Mr. Simpson, to be paid in installments in the first half of 2007 and 2008. Dr. Collins recused himself from the consideration of the donation and the vote. The board determined that these relationships did not impair the independence of Messrs. Sherman or Collins.

Codes of Ethics

The board has adopted a code of ethics for the chief executive officer and senior financial officers and a code of business conduct and ethics for all of our directors, officers and employees. A copy of each code can be found on our web site at www.xtoenergy.com. We will promptly disclose any amendments to, or waivers under, the codes with respect to executive officers and directors. You can also obtain a free copy of each code by contacting us at 810 Houston Street, Fort Worth, Texas 76102, Attn: Corporate Secretary.

Nomination Process

The corporate governance and nominating committee reviews possible candidates for nomination to the board and recommends candidates for nomination to the board for approval. The committee and the board have adopted director qualification standards that describe specific traits, abilities and experience that the committee and the board consider in determining candidates for election to the board. Among the standards and qualifications the committee and the board seek are individuals of high ethical character who share in our values. They also seek individuals with a variety of experience, including chief executive officers, entrepreneurs, independent business owners, licensed attorneys and certified public accountants. Additionally, we expect the board to have some members with specialized skills in the oil and gas exploration and development industry, including individuals with strong technical backgrounds. The committee is responsible for assessing the appropriate mix of skills and characteristics required of directors in the context of the perceived needs of the board at any given point in time and will review and update the criteria as deemed necessary. The qualification standards were amended in February 2007 to clarify the independence standards for serving on the board, as well as to confirm that the board should be a diverse body composed of the most qualified individuals. A copy of the director qualification standards, as amended through February 2007, can be found on our web site at www.xtoenergy.com.

The corporate governance and nominating committee considers suggestions from many sources, including management, directors and stockholders, regarding possible candidates for nomination to the board. Any such suggestion by a stockholder of an individual for consideration by the committee as a nominee to be elected at an upcoming annual meeting of stockholders should be submitted to the committee within the same time frames required in our bylaws for advance notice of a stockholder’s intention to nominate a candidate for director at the meeting. Any such suggestion should be sent to the corporate governance and nominating committee, c/o the Corporate Secretary, at 810 Houston Street, Fort Worth, Texas 76102, together with the same information as that described in our bylaws for direct stockholder nominations. The information should include the name and address of the stockholder suggesting the individual, the number of shares owned beneficially and of record by the stockholder, the suggested individual’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being suggested for the committee’s consideration, the information about the individual being suggested that would be required to be included in a proxy statement filed with the Securities and Exchange Commission and an indication of the individual’s willingness to be named as a nominee and to serve as a director if nominated by the committee and the board. For a complete description of the requirements, stockholders should contact the corporate secretary of the company or refer to our bylaws, a copy of which can be found on our web site at www.xtoenergy.com. With respect to the deadlines for stockholder suggestions to the committee of individuals to be considered by the committee for nomination as a candidate to be elected at the 2008 annual meeting of stockholders, see “Submission of Stockholder Proposals and Other Deadlines for the 2008 Annual Meeting of Stockholders” below. Possible candidates who have been suggested by stockholders are evaluated by the committee in the same manner as are other possible candidates. The committee has not retained a third-party search firm to identify candidates at this time but may do so in the future in its discretion.

Communications with Our Directors

Stockholders and other interested parties may communicate concerns to the director presiding over the executive sessions of the board, any other specific director, a board committee or to the full board by sending letters addressed to the presiding director, any other director, committee or the board at XTO Energy Inc., 810 Houston Street, Fort Worth, Texas 76102. These communications will be handled in accordance with the procedures adopted by the board and the audit committee. Under the procedures, our general counsel initially reviews all communications and immediately forwards to the directors all correspondence that deals with the functions of the board or committees thereof or that needs the directors’ immediate attention. The general counsel provides the board a summary of all correspondence received, and any director can request copies of any of the correspondence. Concerns related to accounting, internal control or auditing matters will be reported to our audit committee. Information on the procedures to communicate with directors and procedures to report accounting, internal control or auditing concerns can be found on our web site at www.xtoenergy.com.

Director Attendance at Annual Meetings of Stockholders

It has been a long-standing practice for all of our directors to attend each annual meeting of stockholders. All directors were in attendance at the last annual meeting. We have formalized this practice in our corporate governance guidelines by providing that directors and director nominees are expected to attend each annual meeting.

Executive Sessions

Our non-employee directors meet in executive session without management present at least quarterly. The executive sessions are either held in conjunction with the regular quarterly meetings of the board or as separate executive meetings. The chairman of the corporate governance and nominating committee presides over executive sessions. The corporate governance guidelines also provide that there will be at least one executive session each year with only independent non-employee directors present. The non-employee directors held four executive sessions during 2006, including two executive sessions with only the independent non-employee directors present.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 30, 2007, beneficial ownership of our common stock by our directors, the executive officers named in the summary compensation table, all directors and executive officers as a group and all persons who were known to us to be the beneficial owners of more than 5% of the outstanding shares:

	Amount and Nature of Beneficial Ownership
Name	Number of Shares Owned (a)	Shares Acquirable Within 60 Days (b)	401(k) Plan Shares (c)	Total Beneficial Ownership	Percent (d)
Directors and Executive Officers:

Bob R. Simpson (e)	6,721,300	3,079,431	162,105	9,962,836	2.68%
Keith A. Hutton	1,650,565	1,711,528	43,337	3,405,430	*
Vaughn O. Vennerberg II	1,051,648	1,578,797	17,555	2,648,000	*
Louis G. Baldwin	1,056,175	451,012	170,414	1,677,601	*
Timothy L. Petrus	360,588	297,379	1,835	659,802	*
William H. Adams III (f)	66,458	41,288	—	107,746	*
Lane G. Collins (g)	61,357	24,644	—	86,001	*
Phillip R. Kevil (h)	61,436	41,288	—	102,724	*
Jack P. Randall (i)	24,666	69,612	—	94,278	*
Scott G. Sherman (j)	423,475	69,612	—	493,087	*
Herbert D. Simons	537,365	41,288	—	578,653	*
Directors and executive officers as a group (12 persons)	12,581,187	7,568,587	5,777,037	25,926,811	6.90%

Certain Beneficial Owners:
Wellington Management Company, LLP (k) 75 State Street Boston, MA 02109	22,922,912	—	—	—	6.22%

*	Less than 1%

(a)	Unless otherwise indicated, all shares listed are directly held with sole voting and investment power. Includes the following shares held in ordinary brokerage margin accounts: Mr. Simpson, 6,125,000 shares; Mr. Hutton, 1,650,565 shares; Mr. Vennerberg 1,051,648 shares; Mr. Baldwin, 1,056,175 shares; Mr. Adams, 53,695 shares; Mr. Kevil, 28,030 shares; and Mr. Randall, 24,580 shares.

(b)	Includes options granted under our 1998 and 2004 stock incentive plans that are exercisable within 60 days of March 30, 2007.

(c)	Includes shares held in our 401(k) plan over which the individual has sole investment power. For all directors and executive officers as a group, includes 111,766 shares held in the 401(k) plan by other executive officers and 5,270,025 shares held in the 401(k) plan for all other employees as to which certain executive officers may be deemed to have beneficial ownership due to their collective authority to direct the vote of the shares held in participant accounts.

(d)	Computed as if all options exercisable within 60 days by such beneficial owner or the group had been exercised and the equivalent number of shares was issued and outstanding.

(e)	Includes 21,300 shares held in custodial accounts for Mr. Simpson’s minor children. Excludes 30,000 shares owned by his spouse, as to which he disclaims any beneficial ownership.

(f)	Includes 12,663 shares held in an IRA account by Mr. Adams.

(g)	Includes 8,058 shares held in an IRA account by Dr. Collins and 11,313 shares held in an IRA account by his spouse.

(h)	Includes 3,000 shares owned by his spouse.

(i)	Includes 86 shares owned by his son.

(j)	Includes 393,756 shares owned by the Scott Sherman Family Limited Partnership.

(k)	Number of shares owned is as last reported on Schedule 13G dated February 14, 2007, reporting ownership as of December 31, 2006. Wellington Management Company, LLP, as an investment adviser, has the shared power to vote 15,598,785 shares and shared power to dispose of 22,922,912 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The goal of our executive compensation program is to attract and retain executives of high integrity and exceptional entrepreneurial skill who are capable of leading our company in continuing to achieve our ambitious business objectives and strategies. Our ultimate goal is the creation of exceptional long-term value for our stockholders.

We have designed and implemented our executive compensation program to motivate and reward our executives for sustained superior operating and financial performance that results in substantial value creation for our stockholders. Our program is also structured to encourage our entrepreneurial culture and to retain those key executives who have produced exceptional results for our stockholders, recognizing that Bob R. Simpson, a founder of the company, along with the executive team that he has built, have been critical to our success. We believe that our exceptional performance, as reflected in record financial results and stockholder returns that have consistently exceeded those of our peers, merits exceptional compensation. Our philosophy is that compensation should be related to successful value creation for our stockholders, and not necessarily determined in relation to the size of the company, based on survey data or tied to an overly formulaic approach.

Reflecting our entrepreneurial philosophy, we have used bonuses and equity compensation to motivate and reward our executive officers, rather than defined benefit pension plans, non-qualified deferred compensation plans or supplemental retirement plans that are typically less performance-based, are not necessarily aligned with stockholders’ interests and can be very costly to a company regardless of its success. Thus, our executives’ compensation is substantially at risk and there is a meaningful opportunity for above-market rewards depending upon our short- and long-term performance.

As a result of our historical focus on performance-based equity compensation and retention of much of that equity by our executives, they have benefited from the tremendous performance of our stock over the past 10 years. Consequently, our executive compensation program has recently been more focused on retention than in prior years. We believe that as long as we continue to perform well and provide exceptional returns to our stockholders, we must structure our compensation program in a way to retain our executives who are critical to our continued growth and success.

Key Objectives

Maintain entrepreneurial culture. Mr. Simpson is a founder of the company and has successfully built an executive team that shares his entrepreneurial spirit. He has created an environment where employees perform like entrepreneurs with vested ownership interests and have the meaningful opportunity to earn above-market compensation if the company creates and realizes exceptional value for our stockholders.

Motivate and reward value creation. Our focus is on creating long-term value realization for our stockholders and focusing our executive team on those efforts, without undue concern about the short-term impact of business decisions. We believe this encourages our executives to take appropriate risks in pursuit of superior rewards, while employing effective risk management tools that will enhance long-term value for our stockholders. We believe that a limited portion of the growth in value should go to the executives that create and realize the superior stockholder returns.

Align interests with the long-term interests of our stockholders. Since one of our primary objectives has always been to align our executives’ interests with the long-term interests of our stockholders, our executives have always been expected to retain a significant portion of the stock that they acquire as equity compensation. Our executive officers are significant stockholders and our stock is a majority portion of each executive’s net worth. As such, their interests are strongly aligned with those of our stockholders.

Retain talent. We believe that it is critical to our continued success to retain our executive team. In an industry that has been experiencing increasing competition for talent, we have experienced very little turnover among our executive officers, other senior executives and technical staff in the past few years. The executive officers named in the summary compensation table have a combined 101 years of service with us, and we believe that this gives us a significant competitive advantage. While our compensation arrangements alone cannot guarantee that we can retain our key executives, we believe that, without the appropriate compensation structure, such retention could be at risk.

Compensation Processes

Role of Compensation Committee. Our executive compensation program is under the direction and control of the compensation committee of our board, which is composed entirely of independent, non-management members of our board. The committee met six times during 2006. It generally meets in coordination with regularly scheduled board meetings and makes compensation decisions at their regular May and November meetings. They may also take additional compensation actions in the event of a new hire, promotion or other exceptional event, and at times may act by written consent. The committee’s annual review of executive compensation is in November.

Executive compensation is determined by the committee in executive session, with the other non-employee directors of the company present. In determining appropriate cash and equity compensation, the committee analyzes the individual’s performance, the performance of the company for the year and over the long-term, the individual’s contribution to that performance and how that performance contributed to creating value for our stockholders.

Role of Compensation Consultants. The committee has authority to hire legal, accounting, compensation and any other consultants. The committee can determine the scope of the consultant’s assignment, the extent to which it wants management involved in any projects and the fees to be paid. The committee retained Mercer Human Resource Consulting in 2006 to assist it in developing amendments to our 2004 stock incentive plan. Mercer’s advice focused on the number of shares to be authorized, grant practices and caps on individual grants. Mercer did not provide any other services for the company or the committee during 2006. The committee generally relies on consultants for plan design, not to establish the appropriate pay levels.

Benchmarking and Other Tools. In connection with the annual review of compensation, the committee is furnished a survey of comparative annual cash and equity compensation data for a broad group of oil and gas companies obtained from public filings. The compensation data is sorted based on various performance measures we consider important in our industry, including return to stockholders, production growth, reserve growth and cash flow, both on an absolute and per share basis. The companies included in these surveys include many of the companies in the Dow Jones US Exploration & Production Index, the peer index used in our performance graph, as well as other companies with which we compete for executive talent. We believe the data covers our most direct competition for executive talent. While we consider competitive market compensation paid by other companies, we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to determine executive compensation. This data is used as one tool in our analysis, but is not controlling.

In November 2006, the committee received tally sheets showing each executive officer’s total compensation through the first three quarters of the year, including amounts earned upon the exercise of options, the number of outstanding options and payments that would be made to an executive upon termination or a change in control. The committee also received a calculation of the value of each executive officer’s outstanding options based on current prices, as well as the value of shares the executive already owns.

Management’s Role. Our chief executive officer regularly reviews our executive compensation program and makes recommendations to the committee regarding annual bonus and long-term incentive plan designs and changes, if warranted. The chief executive officer annually recommends to the committee base salary adjustments, cash bonuses and equity compensation awards in the form of option grants for the other named executive officers. The committee reviews the chief executive officer’s evaluation of the performance of the other named executive officers and his recommendations regarding base salary, cash bonuses and equity compensation for the executives in making its decisions. The chief executive officer is available for consultation on his recommendations, and to review with the committee his own performance and compensation arrangements.

Elements of Compensation

We seek to achieve an appropriate mix between annual and long-term compensation and between cash and equity incentive awards in order to meet our objectives. We do not apply a rigid apportionment goal. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity compensation. Additionally, when determining the mix of compensation, the committee takes into account that we do not provide a defined benefit pension plan, deferred compensation plan or other supplemental retirement plans.

Base Salary

We believe that some minimum portion of an executive’s cash compensation should be a fixed amount for the executive’s regular work. Base salaries are reviewed annually in November, with any adjustments effective December 1, but may also be adjusted in connection with a promotion or other change in responsibilities. The salary review is subject to minimum base salary requirements set forth in employment agreements we have with some of our executive officers. The committee can set the executive’s base salary at a higher level than required in an employment agreement if it deems appropriate. Base salary increases reflect individual performance for the prior year, the executive’s level of experience, changes in duties and responsibilities, changes in the cost of living and other factors, such as the level of competitive salaries in the industry. Base salary constitutes a relatively small portion of total cash compensation for our executives, with the primary portion being in the form of cash bonuses that are determined based on company and individual performance.

Cash Bonuses

Cash bonuses are designed to reward executives for performance based on the attainment of operational priorities, financial performance and achievement of corporate objectives, with particular emphasis on long-term value creation for stockholders. Rather than using a predetermined formula and establishing maximum payouts, bonuses are determined by a subjective analysis of both individual and company performance and the individual’s contribution in building stockholder value. The committee has concluded that this subjective approach has been effective in motivating our executive team to create substantial value for stockholders and has provided the necessary flexibility to allow us to respond to changes in our business environment. The bonuses constitute a substantial portion of each executive officer’s overall cash compensation and increase as a multiple of base salary as the individual’s level of responsibility and impact on company performance increases.

Cash bonuses are provided to our executives as a semi-annual incentive. We believe paying bonuses in two payments, with the second payment subject to possible adjustment, provides important motivation and retention benefits, as well as flexibility. All other officers and key management employees also receive their bonuses twice a year.

The committee believes that, in exceptional cases, it is appropriate to recognize extraordinary performance by an executive officer that has substantially benefited the company, our employees and our stockholders through the use of special bonuses in addition to semi-annual bonuses.

Equity Incentive Compensation

Use of Equity-Based Incentives. Historically, equity awards, in the form of stock options and performance shares, have represented the largest component of total compensation paid to our executive officers. These incentives most directly recognize the value created by our executives over the intermediate and long-term and are awarded to align a significant portion of each executive’s net worth with the company’s success in creating stockholder value. This key compensation tool has been critical to maintaining our entrepreneurial culture and spirit. As a result, our executive team has significant ownership in our company.

In September 2004, we restructured our equity incentive program to discontinue the use of performance shares for our named executive officers. Prior to this, the committee had granted performance shares to executive officers that vested upon the achievement of specified stock price targets. When the targets were achieved, new performance shares were granted with higher stock price targets. The committee determined that, going forward, the use of stock options and other stock appreciation awards would be utilized as the primary form of equity-based compensation for the named executive officers. The committee believed that this provided long-term incentive opportunities that were tied more directly to the stock appreciation benefits experienced by all stockholders, and established a better alignment of the executive’s interests with the interests of our stockholders.

Equity incentives are granted under our 2004 stock incentive plan. This plan provides for the granting of options, stock appreciation rights, restricted stock units and shares, performance units and shares and other stock-based compensation. The committee has used only stock options to compensate executive officers since the 2004 plan was originally approved by stockholders in November 2004. In the case of all stock options, the amount realized by an executive officer is based on the appreciation in the value of the stock between the date of grant and the exercise date. The vesting of options can be based on the passage of time or on achievement of performance targets.

The committee has continued the practice of tying the vesting of some portion of equity incentive awards granted to executive officers to the performance of our stock. When the amended and restated 2004 stock incentive plan was approved by stockholders in May 2006, we provided that the vesting of at least 25% of all options granted to executive officers would be contingent upon satisfying certain performance criteria, including achievement of stock price targets. During 2006, at least 30% of each option granted to an executive officer had vesting provisions tied to the achievement of stock price targets. The stock price targets set by the compensation committee and are determined based on current stock prices, recent price changes and price trends. Stock price targets will be adjusted in the event of stock splits, extraordinary dividends or other adjustment to the capitalization of the company. Awards that are not subject to performance-based vesting criteria generally have a minimum three-year vesting period. The time vested options further support our goal of retaining executives.

As an additional retention feature, in August 2006 the committee approved a new form of stock option grant agreement for executive officers with employment agreements and who are eligible to retire. The new form provides that the vesting of options will not be accelerated upon retirement unless the option has been held at least 18 months after the date of grant. Messrs. Simpson, Hutton and Vennerberg each have employment agreements, and they are each eligible to retire. Options that do not vest upon retirement are forfeited.

Equity-based incentives awarded to executive officers are based on the committee’s subjective evaluation of the executive officer’s ability to affect the company’s long-term success and value creation, and to reward outstanding individual performance and contributions to the company. The committee also considers any exercises by the executive during the year in determining the number of options to be granted, as well as remaining unexercised options, prior year grants, exercises and amounts realized.

Equity Grant Practices. Grants are generally made in May and November at the committee’s regular meetings to review compensation. The dates of the meetings coincide with the date of the regular board meetings, which are established prior to the beginning of each year. Grants are made without regard to anticipated earnings or other major announcements by the company. We prohibit the repricing of stock options.

The committee approves equity awards before or on the date of grant. The exercise price of each stock option awarded to the executive officers is the fair market value of the stock on the date of grant. Prior to November 2006, fair market value was defined in the 2004 plan as the average of the high and low price of our stock on the New York Stock Exchange on the date of grant. In November 2006, the committee recommended, and the board approved, an amendment to the plan to provide that fair market value would equal the closing price of our stock on the date of grant. The exercise price of options granted in November 2006 was the closing price of our stock on the grant date.

The 2004 plan and the committee’s charter allow the committee to delegate authority to grant equity awards to non-executive employees to one of the executive officers or a committee of executive officers. The committee has delegated to a senior executive committee of four of our executive officers (Messrs. Simpson, Hutton, Vennerberg and Baldwin) authority to grant options covering up to 400,000 shares in the aggregate to employees other than executive officers. A grant requires the approval of at least two of the four members of the senior executive committee. The senior executive committee has used its authority to make grants of stock options between regularly scheduled committee meetings to newly hired employees, in connection with promotions or as needed for retention purposes.

Stock Ownership Guidelines. To reinforce the alignment of the long-term interests of our executive officers with those of our stockholders, we have established stock ownership guidelines for executive officers. Each executive officer is expected to own a number of shares of our stock with a value that is a multiple of the executive’s base salary, as follows:

Officer	Salary Multiple
Chief Executive Officer	8x
President	8x
Senior Executive Vice President and Chief of Staff	7x
Executive Vice Presidents	6x

Prior to adoption of these formal guidelines, it was expected that a significant, but undefined portion of stock acquired by executive officers would be retained by them. Each of our named executive officers owns shares in excess of our minimum ownership guidelines.

Perquisites and Other Benefits

The executive officers also receive perquisites and other benefits that the committee believes are reasonable, competitive and consistent with the company’s executive compensation program and key objectives. In some cases, the nature, types and minimum level of perquisites and other benefits are provided for in employment agreements.

In 2006, perquisites and other benefits provided to executive officers included the payment of a monthly car allowance, vehicle maintenance, registration and insurance, financial consulting and tax preparation services, home security services, club dues, administrative assistance, personal use of company aircraft, as well as access to company housing and tickets to sporting and other events. In January 2006, the committee reviewed and amended the aircraft usage policy to provide that each year our chief executive officer could use company aircraft for personal travel for up to 50 hours, our president and senior executive vice president for up to 35 hours and our executive vice presidents for up to 24 hours. The named executive officers can also use company aircraft for personal use beyond the hours allowed by reimbursing the company its out-of-pocket costs. Executive officers can carry unused hours forward to the following year or borrow in any year up to two years of future allotted hours beyond the current year.

We also provide life insurance to all salaried employees, including the executive officers, equal to twice the employee’s base salary and bonus, up to a maximum of $1.5 million. For Messrs. Simpson, Hutton and

Vennerberg, we provide an additional $3 million in life insurance as required by their employment agreements. For Messrs. Baldwin and Petrus, we provide an additional $1 million in life insurance, which is the amount provided to all officers.

In February 2007, in recognition of Mr. Simpson’s extraordinary contributions to the company, and as part of our charitable giving program to support higher education, the independent directors, with Dr. Collins recusing himself from the consideration of the matter and vote, approved a conditional contribution of $6.8 million to assist in building an athletics and academic center at Baylor University, Mr. Simpson’s alma mater. The company’s contribution is to be paid in two equal installments of $3.4 million. The first payment is expected to be paid in the first half of 2007, and the second is expected to be paid in the first half of 2008. Concurrently, Mr. Simpson made a $3.2 million pledge for the same project. In return for these contributions, the company and Mr. Simpson obtained naming rights for the building and certain facilities within the building, and Mr. Simpson will be provided with access to certain sporting events. The building will be named the Simpson Athletics and Academic Center.

In addition, regular benefits, which are available to all salaried employees, are also available to the named executive officers on the same basis. These benefits include health care benefits, a retiree medical plan, long-term care insurance and a tax-qualified 401(k) plan with the company matching 10% of the employee’s contributions up to the maximum deductible amount under the Internal Revenue Code. Unlike many of our peers, we do not have a defined benefit pension plan, non-qualified deferred compensation plan or supplemental retirement plan that would allow executives to contribute amounts exceeding the tax-qualified limit.

Employment, Severance and Change in Control Arrangements

We have various employment, severance and change in control arrangements covering some or all of our named executive officers. In addition to other provisions, these arrangements provide for various payments and other benefits upon termination of employment, or upon a change in control regardless of whether employment is terminated. See “Potential Payments Upon Termination or Change in Control” for a description of amounts to be paid under these arrangements under various circumstances.

Our employment, severance and change in control arrangements are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control. In addition, for the executive officers, these arrangements are intended to enable executives to objectively assess and pursue aggressively any corporate transactions that are in the best interests of stockholders without undue concern over the impact of a transaction on their own personal financial and employment situation.

Our employment, severance and change in control arrangements provide for payments to the named executive officers upon a change in control and do not necessarily require that the executive’s employment be terminated. This type of arrangement is frequently referred to as a “single” trigger. We believe that it is appropriate to provide single trigger vesting of all equity awards to provide our executive officers with the same opportunities as all of our stockholders, who are free to sell their equity at the time of a change in control and thereby realize the value created at the time of the transaction. We believe that this is the most simple and direct approach for treatment of equity awards preceding a transaction that often eliminates the acquired company’s equity. We also believe that it is appropriate to provide for cash payments to the executive officers upon a change in control since, due to their senior positions with the company, an acquirer is likely to either terminate the executives or seek to renegotiate their agreements.

Employment Agreements. Employment agreements are offered to key executives to ensure the continuity and stability of management. We have employment agreements with Messrs. Simpson, Hutton and Vennerberg. The committee believes that these agreements are an important part of our overall compensation program because they secure the continued employment and dedication of these executives. They are also designed to smooth any transition following retirement of the executive by requiring that the executive agree to an eighteen-month consulting agreement.

The agreements provide for continuation of current responsibilities and titles, minimum base salary, car allowances and life insurance and the continuation of participation in equity incentive plans and various benefit programs while employed. The executive is also to be reimbursed for fuel, maintenance, registration and insurance costs for an automobile. The compensation committee has authority to pay base salaries and car allowances in excess of the minimums provided in the agreements.

The agreements also address the compensation that each executive will receive if the executive’s employment terminates under certain circumstances, including retirement, death, disability and a change in control, and provide us with the right to obtain a release upon any payment under the agreement and to require arbitration of any disputes under the agreement.

Severance Plans. We have adopted change in control severance protection plans that cover all employees. The management severance plan currently covers 224 employees, including all executive officers, other officers and key employees. The management severance plan addresses the compensation that each executive will receive if there is a change in control of the company. Executives entitled to receive benefits following a change in control under both an employment agreement and the management change in control severance plan must elect to receive benefits under either arrangement, but not both.

Other Agreements. In 2004, we entered into change in control performance share grant agreements with Messrs. Simpson, Hutton, Vennerberg and Baldwin providing that, if they are employed by the company on the date of a change in control, they will each receive a lump-sum cash payment equal to the value of 666,667, 550,000, 466,667 and 133,334 shares of stock, respectively, on the date of the change in control. In November 2006, we entered into a similar agreement with Mr. Petrus providing that he will receive a lump-sum cash payment equal to the value of 125,000 shares on the date of a change in control.

The agreements with Messrs. Simpson, Hutton, Vennerberg and Baldwin were entered into in connection with the restructuring of our executive compensation program in September 2004 when we discontinued granting performance shares to the named executive officers and began granting them only stock options or other stock appreciation awards. The 2004 agreements replaced agreements we had entered into with the executives in 2001 that provided for the grant of performance shares immediately prior to a change in control, with the number of shares to be granted calculated based on the price of our stock upon a change in control and reduced by the number of performance shares otherwise granted to the executive between the date of the original agreement and the date of the change in control. The performance shares would have been granted under our 1998 stock incentive plan or any successor plan and would have vested on the date of the change in control. These agreements are designed to further align the executives’ interests with those of the stockholders and to reward the executives if they negotiate a favorable transaction for the stockholders.

If an executive officer is subject to the 20% parachute excise tax under Section 280G of the Internal Revenue Code, we will pay the executive officer an additional amount to “gross-up” the payment. This is designed to ensure that the executive officer will receive the full amount due under the terms of the employment agreement or severance plan, as applicable, and the amended change in control performance share grant agreement after payment of the excise tax.

Committee Review. The committee continues to review the employment agreements, management severance plan and other arrangements providing for payments upon a change in control to assess the formula and determine whether any such arrangements should be further amended. The committee recognizes that, because the compensation program was revised in 2004 to eliminate the use of performance shares for executive officers and to increase the amount of cash bonuses, the amount of the termination and change in control payments increased. The original formula was established when cash bonus levels were much lower and performance shares were used extensively. The committee also recognizes that a large portion of the potential change in control payments are the result of the outstanding performance of our stock, which increased in price by 125% between September 1, 2004 and December 31, 2006.

Considerations for Executive Compensation Decisions in 2006

The compensation committee discussed the primary compensation components for the named executive officers for 2006 in regularly scheduled committee meetings held in November 2005, May 2006 and November 2006. At each board meeting, directors review a performance scorecard reflecting long-term and short-term company performance in a number of critical areas. These include a summary of the performance highlights for the year to date and projections for year-end performance. These scorecards enable the members of the committee to evaluate long-term and short-term performance of the company on both an absolute basis and per share basis.

In its November 2005 meeting, the committee reviewed the relative performance metrics of our peers. The peer group consisted of Anadarko Petroleum Company, Apache Corporation, Burlington Resources, Inc., Chesapeake Energy Corporation, Devon Energy Corporation, EOG Resources, Inc., Kerr-McGee Corporation, Occidental Petroleum Corporation and Pioneer Natural Resources Company. Among the considerations for the committee was the relative performance of the company in our business sector based on the following measures:

•	production and production growth

•	operating cash flow metrics

•	cost and replacement metrics

•	profitability on a unit basis

•	stock performance and trading metrics

This information was evaluated to establish the bonuses to be paid to the executive officers in November 2005 and May 2006.

In its November 2006 meeting, the committee again reviewed the relative performance metrics of our peers. Due to changes in the company’s capitalization and certain mergers in the industry, the peer group was adjusted to delete Burlington Resources and Pioneer Natural Resources and to add Marathon Oil Corporation and Hess Corporation. The committee reviewed the same measures reviewed in 2005 and added the following metrics:

•	reserves and reserve growth

•	return on capital employed over time

In addition, the committee received the tally sheets and wealth accumulation reports described under “Compensation Processes” above, and considered the compensation percentage, as a percentage of market capitalization, of the named executive officers relative to our peers and the sensitivity of the overall compensation of our named executive officers to a one percent change in our stock price.

Overall, the committee concluded that the executive team has delivered consistently exceptional results, as demonstrated by the strong financial returns and the sharp increase in stockholder value on both an absolute basis and relative to our peers. Since going public in 1993, we have been the fourth best performing stock on the New York Stock Exchange.

The specific components with respect to each of the named executives officers are discussed below.

Bob R. Simpson

Mr. Simpson is our chairman of the board and chief executive officer. Under his leadership, we are now the sixth largest holder of natural gas reserves in the United States. Mr. Simpson sets our overall strategic vision and is integrally involved in the implementation of our strategy and the execution of the value creation for the stockholders. His involvement includes managing a focused and disciplined acquisition program that has been critical to our success.

Under Mr. Simpson’s leadership, we have achieved industry leading performance across a broad number of metrics. The company has demonstrated the unique ability among its peers to grow production at rapid rates while still maintaining attractive levels of return on investment. Our drill-bit finding and development costs are among the lowest in the industry, and our reserve replacement has also been consistently at the top of our peer group. Strategic hedging has also been an important element of our success, and Mr. Simpson provides the guidance in setting our hedging strategy.

In the area of value creation, Mr. Simpson’s strategy has led to a substantial increase in stockholder value. As of December 31, 2006, our stock price was up 4,135% since our initial public offering. Stockholders have also benefited from the dividend distribution of our interest in both the Hugoton Royalty Trust in May 2006 and the Cross Timbers Royalty Trust in September 2003.

While stockholders and the committee have recognized Mr. Simpson’s importance to the company, he has also been recognized by Barron’s as one of the 30 best chief executive officers in the world in each of the past three years.

The main components of Mr. Simpson’s compensation include the following:

Base Salary. The base salary for Mr. Simpson is set subject to the minimum salary set forth in his employment agreement of $1,200,000, as described under “Potential Payments Upon Termination or Change in Control” below. Effective December 1, 2006, Mr. Simpson’s base salary was increased from $1,200,000 to $1,300,000.

Cash Bonuses. In 2006, Mr. Simpson received cash bonuses totaling $31 million, which was the same amount he received in 2005. He received a $14 million bonus in June 2006, which was the second half of the bonus paid for 2005, and $17 million in December 2006. As a result of the 2004 restructuring of our executive compensation program, Mr. Simpson’s 2005 and 2006 compensation was weighted more toward cash bonuses than in previous years when he had received substantial awards of performance shares.

Equity Incentive Compensation. During 2006, Mr. Simpson was granted options to purchase 2,010,146 shares. Of those options, 651,377 vest only if specified stock price targets are achieved. The remainder vest ratably over a three-year period following the applicable grant date. In granting Mr. Simpson his options in 2006, the committee considered that he did not receive any options or other equity awards in 2005. The only options granted to executive officers in 2005 were in connection with promotions.

Keith A. Hutton

Mr. Hutton is our president. He is responsible for our ongoing operational strategy and success of the company’s operations, as well as administering our 2007 capital budget for development and exploration, which totals $2.4 billion. The main components of his compensation include the following:

Base Salary. The base salary for Mr. Hutton is set subject to the minimum salary set forth in his employment agreement of $675,000, as described under “Potential Payments Upon Termination or Change in Control” below. Effective December 1, 2006, Mr. Hutton’s base salary was increased from $675,000 to $750,000.

Cash Bonuses. In 2006, Mr. Hutton received cash bonuses totaling $3.325 million, an increase of $1.025 million from 2005. Mr. Hutton was promoted to president in April 2005. The increase in his bonus reflects his first full year serving in his new position.

Equity Incentive Compensation. During 2006, Mr. Hutton was granted options to purchase 950,000 shares. Of those options, 309,167 vest only if specified stock price targets are achieved. The remainder vest ratably over a three-year period following the applicable grant date. In granting Mr. Hutton his options in 2006, the committee considered that he had received options to purchase 520,115 shares in 2005 (as adjusted for the distribution of Hugoton Royalty Trust units to our stockholders in May 2006) in connection with his promotion.

Vaughn O. Vennerberg II

Mr. Vennerberg is our senior executive vice president and chief of staff. He is responsible for acquisition strategy and implementation, land, legal, oil and gas marketing, human resources, property management, office administration and governmental relations. The main components of his compensation include the following:

Base Salary. The base salary for Mr. Vennerberg is set subject to the minimum salary set forth in his employment agreement of $540,000, as described under “Potential Payments Upon Termination or Change in Control” below. In December 2006, Mr. Vennerberg’s base salary increased from $540,000 to $600,000.

Cash Bonuses. In 2006, Mr. Vennerberg received cash bonuses totaling $2.7 million, an increase of $900,000 from 2005. He was promoted to senior executive vice president and chief of staff in April 2005. The increase in his bonus reflects his first full year serving in his new position.

Equity Incentive Compensation. During 2006, Mr. Vennerberg was granted options to purchase 781,807 shares. Of those options, 254,542 vest only if specified stock price targets are achieved. The remainder vest ratably over a three-year period following the applicable grant date. In granting Mr. Vennerberg his options in 2006, the committee considered that he had received options to purchase 424,760 shares in 2005 (as adjusted for the distribution of Hugoton Royalty Trust units to our stockholders in May 2006) in connection with his promotion.

Louis G. Baldwin

Mr. Baldwin is our executive vice president and chief financial officer. He is responsible for treasury, finance, accounting, tax and investor relations. Mr. Baldwin was recognized by Institutional Investor as the best chief financial officer in the oil and gas exploration and production sector for each of the past two years. The main components of his compensation include the following:

Base Salary. Effective December 1, 2006, Mr. Baldwin’s base salary was increased from $360,000 to $400,000.

Cash Bonuses. In 2006, Mr. Baldwin received cash bonuses totaling $775,000, an increase of $125,000 from 2005.

Equity Incentive Compensation. During 2006, Mr. Baldwin was granted options to purchase 313,142 shares. Of those options, 101,793 vest only if specified stock price targets are achieved. The remainder vest ratably over a three-year period following the applicable grant date. In granting Mr. Baldwin his options in 2006, the committee considered that he did not receive any options or other equity awards in 2005. The only options granted to executive officers in 2005 were in connection with promotions. Mr. Baldwin received a grant in August 2006 at a compensation committee meeting, which is outside of our recent grant cycle. This was a catch-up grant made out of the normal cycle recommended by Mr. Simpson.

Timothy L. Petrus

Mr. Petrus is our executive vice president of acquisitions. He is responsible for our technical and economic evaluation of acquisitions. The main components of his compensation include the following:

Base Salary. Effective December 1, 2006, Mr. Petrus’s base salary was increased from $340,000 to $375,000.

Cash Bonuses. In 2006, Mr. Petrus received cash bonuses totaling $715,000, an increase of $240,000 from 2005. The increase in his bonus reflects his first full year serving in his new position.

Equity Incentive Compensation. During 2006, Mr. Petrus was granted options to purchase 258,409 shares. Of those options, 83,723 vest only if specified stock price targets are achieved. The remainder vest ratably over a three-year period following the applicable grant date. In granting Mr. Petrus his options in 2006, the committee considered that he had received options to purchase 256,591 shares in 2005 (as adjusted for the distribution of Hugoton Royalty Trust units to our stockholders in 2006) in connection with his promotion. Mr. Petrus received an option grant in August 2006 at a compensation committee meeting, which is outside of our recent grant cycle. This was a catch-up grant made out of the normal cycle recommended by Mr. Simpson.

Compensation in 2007

In determining the bonus to be paid in June 2007, the committee will consider, among other factors, the year end results for 2006, as well as first quarter 2007 results. The specific operational and financial accomplishments in 2006 include the following:

•	increase in proved oil and gas reserves by 12% to a record level

•	replacement of 265% of production volumes through drilling

•	maintenance of one of the lowest finding and development costs in the industry

•	increase in daily production by 15% to a record level

•	continued achievement of above-average production and proved reserve growth rates with compound annual growth rates of 27% and 30%, respectively, since our founding

•	increases in revenue of 30%, operating cash flow of 35%, operating income of 36% and net income of 61%, all to record levels

•	return on stockholders’ equity of 37%

The committee believes our stockholders have benefited from these accomplishments as reflected in the company’s stock price. As is clear from the five-year performance graph below and in the accompanying annual report to stockholders, the returns to our stockholders have been far superior to the returns provided by others in our industry or the equity markets in general. Our return to stockholders continues to substantially exceed the total return of our industry peers in the Dow Jones US Exploration & Production Index and the S&P 500 Index. The graph assumes that $100 was invested in our common stock and each index on December 31, 2001 and that all dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG XTO ENERGY INC., THE S & P 500 INDEX

AND THE DOW JONES US EXPLORATION & PRODUCTION INDEX

	Cumulative Total Return
	12/01	12/02	12/03	12/04	12/05	12/06
XTO ENERGY INC.	100.00	141.41	220.50	345.86	576.10	646.15
S & P 500	100.00	77.90	100.24	111.15	116.61	135.03
DOW JONES US EXPLORATION & PRODUCTION	100.00	102.17	133.90	189.97	314.06	330.93

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for annual compensation paid to executive officers named in the summary compensation table to $1,000,000, unless the compensation satisfies the requirements for performance-based compensation. Stock options granted under the company’s 2004 stock incentive plan have generally been entitled to the full tax deductions available because the compensation has qualified as performance-based and, therefore, not applied against the $1,000,000 limit. Base salary and cash bonuses have generally not been performance-based for purposes of Section 162(m) and, therefore, were not fully deductible by the company. While the compensation committee intends to monitor compensation paid to our named executive officers in light of the provisions of Section 162(m), the committee does not believe that compensation decisions should be constrained necessarily by how much compensation is deductible for federal income tax purposes, and the committee is not limited to paying compensation under plans that are qualified under Section 162(m). During 2006, compensation paid to Messrs. Simpson, Hutton, Vennerberg, Baldwin and Petrus exceeded the maximum deductible amount.

Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, requires the recognition of expense for the fair value of share-based payments. The statement is effective for the company beginning January 1, 2006. Under SFAS 123R, the fair value of awards granted to employees eligible to retire must be fully expensed upon grant, rather than over their expected vesting period, if the employee’s options will fully vest upon retirement. Under this provision, we expensed $36 million in the second quarter of 2006 related to executive officer option grants with accelerated vesting upon retirement. In November 2006, the committee approved a form of stock option grant agreement that provides the vesting of options will not be accelerated upon retirement unless the option has been held at least 18 months after the date of grant.

Response in Event of Restatement

We do not have a formal policy that would require us to seek to recover cash or equity compensation received by an executive officer if the company’s performance upon which the payments were based is adjusted or restated and the adjusted performance would have resulted in reduced compensation. However, in a given case, depending upon the circumstance, we would consider seeking such recovery. In addition, in all cases, we would consider any such event when making future compensation decisions for executive officers who continue to be employed by the company.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

William H. Adams III–Chairman

Lane G. Collins

Scott G. Sherman

Herbert D. Simons

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current or former employee serves on the compensation committee. None of our executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of our board.

EXECUTIVE COMPENSATION

The following table summarizes the total compensation awarded to, earned by or paid to our chief executive officer, chief financial officer and the three other most highly compensated executive officers for services rendered in all capacities during 2006. Compensation paid to Messrs. Simpson, Hutton and Vennerberg is subject to employment agreements they each have with the company setting forth minimum salary and other compensation requirements. See “Potential Payments Upon Termination or Change in Control” below for a description of amounts to be paid under these employment agreements.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Option Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(c)	Total ($)
Bob R. Simpson Chairman of the Board and Chief Executive Officer	2006	1,208,334	31,000,000	—	19,625,239	—	—	229,525	52,063,098

Keith A. Hutton Director and President	2006	681,251	3,325,000	—	9,733,547	—	—	153,371	13,893,169

Vaughn O. Vennerberg II Director and Senior Executive Vice President and Chief of Staff	2006	545,000	2,700,000	—	8,049,032	—	—	154,858	11,448,890

Louis G. Baldwin Executive Vice President and Chief Financial Officer	2006	363,334	775,000	—	952,164	—	—	141,290	2,231,788

Timothy L. Petrus Executive Vice President—Acquisitions	2006	342,917	715,000	—	1,024,357	—	—	84,668	2,166,942

(a)	There were no stock awards to the named executive officers in 2006 and no amounts required to be recognized for financial statement reporting purposes in 2006 for stock awards made to the named executive officers in prior years.

(b)	Amounts reported reflect the dollar amount required to be expensed for financial statement reporting purposes in 2006 for the fair value of stock options granted to each of the named executives for 2006 as well as prior years, in accordance with Statement of Financial Accounting Standards No, 123 (Revised 2004) (“SFAS 123R”). Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. We refer you to the discussion of the assumptions used in the valuation in Note 12 of Notes to Consolidated Financial Statements in our 2006 Form 10-K. For the full fair value of options granted in 2006, see the “Grants of Plan-Based Awards During 2006” table below. As Messrs. Simpson, Hutton and Vennerberg are eligible for retirement and have employment agreements accelerating the vesting of options under certain circumstances upon retirement, the fair value of their awards was fully expensed upon grant, or the shorter of either an 18-month vesting period or the expected vesting period. If the amounts had been expensed over their expected vesting period, the amounts expensed in 2006 would have been $9,157,205 for Mr. Simpson, $4,523,517 for Mr. Hutton and $3,739,196 for Mr. Vennerberg. All options granted in 2006 were under our 2004 stock incentive plan. The ultimate amount realized may be significantly more or less than the amount shown depending on the price of our stock at the time of exercise.

(c)	All Other Compensation consists of the total of all tax reimbursements, insurance premiums, company contributions to our 401(k) plan and perquisites and other benefits provided by or paid for by the company on behalf of the named executive officers. The following table summarizes the amounts in All Other Compensation by category:

Name	Tax Reimbursements ($)(a)	Insurance Premiums ($)	Company Contributions to our 401(k) Plan ($)	Perquisites and Other Benefits ($)(b)	Total ($)
Bob R. Simpson	3,112	71,985	15,000	139,428	229,525
Keith A. Hutton	1,266	17,857	15,000	119,248	153,371
Vaughn O. Vennerberg II	1,889	23,325	15,000	114,644	154,858
Louis G. Baldwin	2,853	4,975	15,000	118,462	141,290
Timothy L. Petrus	1,889	3,293	15,000	64,486	84,668

(a)	Represents a one-time tax reimbursement for a salary gross-up to cover premiums for additional life insurance purchased in 2006.

(b)	The following table breaks down the perquisites and other benefits provided by category:

Name	Personal Use of Company Aircraft ($)(a)	Car Allowance ($)(b)	Vehicle Expenses ($)(c)	Financial Consulting/ Tax Preparation ($)	Club Dues ($)	Company Tickets ($)	Other ($)(d)	Total Perquisites and Other Benefits ($)(e)
Bob R. Simpson	68,765	42,800	6,975	—	3,044	13,789	4,055	139,428
Keith A. Hutton	71,809	39,700	2,006	—	4,881	548	304	119,248
Vaughn O. Vennerberg II	61,645	39,700	6,806	595	2,693	3,057	148	114,644
Louis G. Baldwin	77,557	34,200	1,116	1,013	3,684	—	892	118,462
Timothy L. Petrus	20,967	34,200	2,022	—	4,104	3,184	9	64,486

(a)	The value of the personal use of company aircraft is based on our aggregate incremental direct operating costs, including cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing and ramp fees, trip-related hangar and parking costs and similar variable costs. Because our aircraft are used primarily for business travel, fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of the company-owned or leased aircraft and the cost of maintenance not related to trips, are excluded.

(b)	The minimum car allowances for Messrs. Simpson, Hutton and Vennerberg are set forth in their employment agreements.

(c)	Includes vehicle maintenance, registration, insurance and fuel expenses.

(d)	Includes expenses associated with information technology services, occasional home security services and expenses incurred by company employees in connection with the provision of perquisites.

(e)	Does not include a contribution of $775,000 that we made in 2006 to an educational institution attended by minor children of Mr. Simpson and other company employees as part of a $3,100,000 donation, payable in equal installments over a four-year period commencing in 2005. A portion of the donated funds are being used to pay for the construction of a building named after Mr. Simpson.

Grants of Plan-Based Awards During 2006

We adopted our 2004 stock incentive plan, which was originally approved by stockholders in November 2004, to provide equity incentives for executive officers, other key employees and non-employee directors and advisory directors. This plan, as amended and restated in April 2006, was approved by the stockholders in May 2006. This was the only stock incentive plan we had during 2006. The 2004 plan replaced the 1998 stock incentive plan that had also been approved by the stockholders, and no further options or other awards can be granted under the 1998 plan.

The 2004 stock incentive plan was amended by the company in November 2006 to provide that the fair market value would equal the closing price of our stock on the New York Stock Exchange on the date of the action. Prior to the amendment, fair market value was defined as the average of the high and low prices of the stock. The plan was also amended to clarify, for the purpose of avoiding future doubt, the committee’s understanding that it was obligated to adjust outstanding equity awards under the 2004 stock incentive plan in the event of a stock split or other recapitalization of the company and to address potential issues concerning deferred compensation under Section 409A of the Internal Revenue Code.

Shown in the table below are option grants to acquire common stock made during 2006 to our named executive officers. We did not have any non-equity incentive awards during 2006. Under our 2004 stock incentive plan, at least 25% of all grants to executive officers must have vesting provisions that are contingent upon satisfying certain performance criteria, including achievement of stock price targets. Those options are included in the table below under estimated future payouts under equity incentive plan awards. Options that will vest over a three-year period are included in the table under all other option awards. All options granted under the 2004 plan have a maximum seven year term.

	Grant Date	Approval Date(a)	Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(c)	Exercise or Base Price of Option Awards ($ / Sh)(d)	Closing Price on Grant Date ($ /Sh)(d)	Grant Date Fair Value of Stock and Option Awards ($)(e)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(b)	Maximum (#)
Bob R. Simpson	5/16/06	5/14/06	—	—	—	—	483,333	—	—	966,667	41.085	41.040	18,821,000
	11/21/06	11/20/06					168,044			392,102	47.850	47.850	8,231,065
Keith A. Hutton	5/16/06	5/14/06	—	—	—	—	241,667	—	—	483,333	41.085	41.040	9,410,500
	11/21/06	11/20/06					67,500			157,500	47.850	47.850	3,306,263
Vaughn O. Vennerberg II	5/16/06	5/14/06	—	—	—	—	200,000	—	—	400,000	41.085	41.040	7,788,000
	11/21/06	11/20/06					54,542			127,265	47.850	47.850	2,671,563
Louis G. Baldwin	5/16/06	5/14/06	—	—	—	—	65,000	—	—	130,000	41.085	41.040	2,531,100
	8/14/06	—					14,850			30,150	45.715	45.770	650,683
	11/21/06	11/20/06					21,943			51,199	47.850	47.850	1,074,785
Timothy L. Petrus	5/16/06	5/14/06	—	—	—	—	50,000	—	—	100,000	41.085	41.040	1,947,000
	8/14/06	—					13,200			26,800	45.715	45.770	578,384
	11/21/06	11/20/06					20,523			47,886	47.850	47.850	1,005,236

(a)	The dates in this column reflect the date the compensation committee took action to award the 2006 stock options if the date differs from the grant date.

(b)	Options listed in this column vest upon achievement of specified stock price performance targets. The options granted May 16, 2006 vest when the common stock closes at or above $50. The options granted August 14, 2006 vest when the common stock closes at or above $52.50. Options granted November 21, 2006 vest in 50% increments when the common stock closes at or above $52.50 and $57.50. All of the options granted on May 16, 2006 vested November 29, 2006, and all of the options granted August 14, 2006 vested February 23, 2007. 50% of the options granted on November 21, 2006 vested February 23, 2007.

(c)	Options listed in this column vest in one-third increments on the first, second and third anniversaries of the grant date. None of these options has vested.

(d)	The exercise price for options granted prior to November 21, 2006 was the average of the high and low prices of our common stock on the grant date. We amended the stock incentive plan in November 2006 to provide that the exercise price will be the closing price of our common stock on the grant date. Options granted November 21, 2006 were granted under this new definition.

(e)	The grant date fair value was determined under SFAS 123R and represents the full grant date fair value for options granted in 2006. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. We refer you to the discussion of the assumptions used in the valuation in Note 12 of Notes to Consolidated Financial Statements in our 2006 Form 10-K.

Outstanding Equity Awards at December 31, 2006

The following table sets forth the number of equity awards outstanding at December 31, 2006. We did not have any stock awards outstanding for the named executive officers on December 31, 2006. The number of underlying shares and the exercise price for any option reflected in the table below with an expiration date prior to May 16, 2013, have been adjusted to reflect the company’s distribution of Hugoton Royalty Trust units to our stockholders on May 12, 2006.

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(a)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Bob. R. Simpson	2,189,854					23.9551	11/16/2011	—	—	—	—
	483,333	966,667	(b)			41.085	5/16/2013
		392,102	(c)	168,044	(d)	47.850	11/21/2013
Keith A. Hutton	754,885					23.9551	11/16/2011	—	—	—	—
	520,115					27.0133	5/17/2012
	241,667	483,333	(b)			41.085	5/16/2013
		157,500	(c)	67,500	(d)	47.850	11/21/2013
Vaughn O. Vennerberg II	793,433					23.9551	11/16/2011	—	—	—	—
	424,760					27.0133	5/17/2012
	200,000	400,000	(b)			41.085	5/16/2013
		127,265	(c)	54,542	(d)	47.850	11/21/2013
Louis G. Baldwin	316,858					23.9551	11/16/2011	—	—	—	—
	65,000	130,000	(b)			41.085	5/16/2013
		30,150	(e)	14,850	(f)	45.715	8/14/2013
		51,199	(c)	21,943	(d)	47.850	11/21/2013
Timothy L. Petrus	164,579					27.0133	5/17/2012	—	—	—	—
	26,006	26,006	(g)			43.7404	12/12/2012
	50,000	100,000	(b)			41.085	5/16/2013
		26,800	(e)	13,200	(f)	45.715	8/14/2013
		47,886	(c)	20,523	(d)	47.850	11/21/2013

(a)	Options listed in this column vest based on our stock closing at a specified price on the New York Stock Exchange. Any portion that vests during 2007 will be listed under option awards as exercisable options in next year’s proxy statement.

(b)	These options vest at the rate of 33.33% per year on May 16, 2007, May 16, 2008 and May 16, 2009.

(c)	These options vest at the rate of 33.33% per year on November 21, 2007, November 21, 2008 and November 21, 2009.

(d)	These options vest in 50% increments when the common stock closes at or above $52.50 and $57.50. 50% of these options vested February 23, 2007.

(e)	These options vest at the rate of 33.33% per year on August 14, 2007, August 14, 2008 and August 14, 2009.

(f)	These options vest when our stock closes at or above $52.50. All of these options vested on February 23, 2007.

(g)	These options vest the earlier of either 50% per year on December 12, 2007 and December 12, 2008 or when the common stock price closes at or above $53.17. All of these options vested on March 22, 2007.

Option Exercises and Stock Vested in 2006

The following table describes the number of shares of our common stock acquired upon the exercise of options during 2006 by the named executive officers. There were no stock awards granted or that vested during 2006. We have not granted stock awards to our named executive officers since September 2004.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(a)	Value Realized on Exercise ($)(b)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bob R. Simpson	1,971,062	39,835,176	—	—
Keith A. Hutton	701,435	14,177,795	—	—
Vaughn O. Vennerberg II	420,168	8,504,229	—	—
Louis G. Baldwin	237,930	4,803,784	—	—
Timothy L. Petrus	199,502	3,852,569	—	—

(a)	The number of shares acquired represents the gross number of options exercised without reduction for the number of shares withheld to pay taxes.

(b)	The value realized on exercise was the number of shares exercised times the difference between the fair market value of our common stock on the exercise date and the exercise price of the options. Fair market value was equal to the average of the high and low trading price of our stock on the exercise date.

Pension Benefits

We do not maintain a defined benefit pension plan or supplemental pension plan.

Non-qualified Deferred Compensation

We do not maintain a non-qualified deferred compensation plan.

Potential Payments Upon Termination or Change in Control

Employment Agreements. We have had an employment agreement with Mr. Simpson since March 1995. This agreement was amended and restated in May 2000 and amended again in August 2002. On May 14, 2006, the compensation committee approved a new employment agreement with Mr. Simpson effective May 16, 2006 and ending November 30, 2006, which automatically continues year to year unless terminated by either party on 30 days’ advance notice. We also entered into employment agreements with Mr. Hutton and Mr. Vennerberg effective May 16, 2006. The employment agreements incorporate certain provisions from the management severance plan described below.

The terms of Mr. Simpson’s agreement are substantially the same as his prior agreement, but have been updated to reflect his current salary and car allowance, to address potential deferred compensation issues under Section 409A of the Internal Revenue Code, to clarify the treatment of bonuses in calculating severance payments, to address compensation he will receive upon retirement, to provide us with the right to obtain a release upon any payment under the agreement, to require arbitration of any disputes under the agreement and to reflect benefits that we are currently providing.

Under the new agreement, Mr. Simpson is to continue to serve as chairman of the board and chief executive officer and is to receive an annual base salary of at least $1,200,000. The compensation committee has authority to pay a base salary in excess of the minimum base salary provided for in the agreement and, in November 2006, authorized a base salary of $1,300,000 commencing December 1, 2006. The agreement provides that Mr. Simpson is entitled to participate in any incentive compensation program established by us for our executive officers in a manner approved by the compensation committee. Under the agreement, he also receives a minimum of $3,000,000 of life insurance, participates in our group medical and disability insurance plans, receives a minimum of $3,500 per month for an automobile allowance and is reimbursed for fuel, maintenance, registration and insurance costs for an automobile. The automobile allowance was increased to $3,900 per month in November 2006.

The agreements with Mr. Hutton and Vennerberg contain substantially the same provisions as are in Mr. Simpson’s agreement, other than the minimum base salary and car allowance. The minimum base salaries for Messrs. Hutton and Vennerberg are $675,000 and $540,000, respectively, and their minimum car allowance is $3,200. In November 2006, the compensation committee approved base salaries of $750,000 and $600,000 for Messrs. Hutton and Vennerberg, respectively, and increased their monthly car allowance to $3,600.

The agreements are subject to early termination upon the death or disability of the executive, by us for cause or by the executive for good reason (both defined below). If the agreement is terminated because of death or disability, or by the executive for good reason, he is entitled to receive the full severance benefits described below. If the agreement is terminated for cause, or by Mr. Simpson without good reason, we are not required to make severance payments.

Under the agreements, if the executive dies, becomes disabled, terminates employment for good reason, is terminated without cause or a change in control (as defined below) occurs, the executive (or his heirs or estate, in the event of death) is entitled to a lump-sum payment of three times his most recent annual compensation. For this purpose, annual compensation includes salary, cash bonuses and monthly car allowance, but generally excludes the award of future benefits under our stock incentive plans. Any special bonus or any amounts we must designate as a bonus in the proxy statement under the rules and regulations of the Securities and Exchange Commission will be treated as a bonus in the calculation of any severance to be paid under the agreement. The executive will also receive ownership of any vehicles, club memberships and life insurance policies then being provided. In addition, all options, performance shares and other awards granted under our stock incentive plans will become fully vested upon any such termination or change in control, subject to exceptions as approved by the compensation committee at the time of grant, and the exercise period for unexercised options will continue for the full original term of the award.

If the executive terminates employment for good reason, is terminated without cause or a change in control occurs, the executive will also receive 18 months of medical, vision and dental benefits. There will be a one-time lump-sum payment made to the executive equal to the amount of any additional income tax payable by the executive that is attributable to the provision of health care benefits for 18 months. This is the same benefit that is provided to all salaried employees.

Cash payments under the agreements are to be made on or before 10 days after the date of termination, or 45 days after a change in control. The company can delay payment for up to six months if necessary to avoid additional tax under Section 409A of the Internal Revenue Code.

The agreements further provide that, if the executive is subject to the 20% excise tax on excess parachute payments, we will pay him an additional amount to “gross-up” the payment so that he receives the full amount due under the terms of the agreement after payment of the excise tax. The Internal Revenue Code defines an excess parachute payment as any severance payment contingent upon a change in control where the aggregate present value exceeds three times the employee’s average annual compensation over the past five years.

Under the agreements, if an executive retires, we are required to enter into an 18-month consulting agreement with him. The executive will receive a minimum monthly payment based on his salary at the time of retirement, plus $10,000 per month for expenses. The executive will also become fully vested in all options, performance shares and other awards granted under our stock incentive plans and the exercise period will be extended to the full term of the award, subject to any restrictions on accelerated vesting established by the compensation committee at the time of grant. Stock options granted to the executives in November 2006 must be held at least 18 months prior to retirement before the vesting will be accelerated.

An executive may terminate employment under the agreements for “good reason,” which means any one of the following:

•	a substantial change in title, status, position or responsibilities

•	failure to be reelected to the same or similar office

•	reduction of or failure to provide typical increases in base salary following a change in control

•	relocation to an office over 25 miles from his office just prior to the proposed relocation

•	breach of the agreement by us

•	failure to maintain the same level of participation in our compensation and benefit plans

A “change in control” of the company under the employment agreements is deemed to have occurred only if any person, or group of persons, acquires: (i) ownership of more than 50% of the total fair market value or total voting power of our stock, (ii) ownership of 35% or more of the total voting power of our stock over a period of 12 months (ending on the date of the most recent acquisition), or (iii) our assets that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of our assets at the time over a period of 12 months (ending on the date of the most recent acquisition). A “change in control” is also deemed to have taken place if certain specified majority changes in the composition of the board occur.

Severance Plans. We have adopted change in control severance protection plans that cover all employees. The management change in control severance protection plan covers our executive officers, other officers and key employees. The plan was amended and restated in August 2006. The 2006 amendments addressed potential issues concerning deferred compensation under Section 409A of the Internal Revenue Code, added references to our new incentive compensation plan and added provisions to specify the amount to be paid the senior executive vice president and chief of staff upon a change in control. The board created this position in 2005 and it was not addressed in the prior management severance plan.

Under the terms of the management severance plan, executive officers are entitled to receive a severance payment if they are employed by us after 45 days following a change in control or if they are earlier terminated other than for cause. The severance plan will not apply to any executive officer who is terminated for cause or by an executive officer’s own decision for other than good reason. “Good reason” includes a change of job status, reduction in base salary or a required move of more than 25 miles. A “change in control” under the management severance plan is deemed to have occurred only if: any person, or group of persons, become the direct or indirect beneficial owners of more than 25% of our voting securities; a merger or consolidation results in our stockholders holding less than 50% of the voting shares of the surviving entity; certain specified majority changes in the composition of the board occur; or we have agreed to dispose of all or substantially all of our assets or outstanding common stock.

If entitled to severance payments under the terms of the management severance plan, Messrs. Simpson, Hutton and Vennerberg will receive three times their annual salary, bonus and car allowance. All other executive officers will receive two and one-half times their annual salary, bonus and car allowance. All executive officers will also receive 18 months of medical, vision and dental benefits. Any special bonus or any amounts we are required to designate as a bonus in the proxy statement or otherwise under the rules and regulations of the Securities and Exchange Commission will be treated as a bonus in the calculation of any severance to be paid under the management severance plan. In addition, all options, performance shares and other awards granted under our stock incentive plans will become fully vested upon any such change in control, and the exercise period for unexercised options will continue for the full original term of the award. The management severance plan also provides that, if an executive officer is subject to the 20% excise tax on excess parachute payments, we will pay the executive officer an additional amount to “gross-up” the payment so that the executive officer will receive the full amount due under the terms of the management severance plan after payment of the excise tax.

Cash amounts payable under the management severance plan to Messrs. Simpson, Hutton and Vennerberg upon a change in control are the same amounts they would receive under their employment agreements upon a change in control. They may each elect to receive severance benefits provided under the management severance plan in lieu of, but not in addition to, the severance benefits under their employment agreements.

Other Agreements. In February 2001, we entered into change in control performance share grant agreements with Messrs. Simpson, Hutton, Vennerberg and Baldwin providing that, if they were employed by us on the date of a change in control, they would each receive a grant of performance shares immediately prior to the change in control. The number of shares to be granted was to be calculated based on the price of our stock immediately prior to the change in control and reduced by the number of performance shares granted to the executive between the date of the agreement and the date of the change in control. This would reward the executives for any premium over the market price they were able to receive for the stockholders upon a change in control. Additionally, the agreements provided that Messrs. Hutton, Vennerberg and Baldwin would receive 187,500, 150,000 and 50,000 performance shares, respectively, immediately prior to a change in control, without regard to the price of our stock and without reduction for any performance shares granted between the date of the agreement and the change in control. The performance shares would have been granted under our 1998 stock incentive plan or any successor plan and would have vested on the date of the change in control.

When we restructured our equity incentive compensation program in September 2004 and started granting only options or other stock appreciation awards to the named executive officers rather than performance shares, the compensation committee and the executive officers each agreed to amend and restate their change in control performance share grant agreements. The new agreements delete the provisions regarding the grant of performance shares based on the price of our stock and the separate grants to Messrs. Hutton, Vennerberg and Baldwin. Under the new agreements, on the date of a change in control Messrs. Simpson, Hutton, Vennerberg and Baldwin will each receive a lump-sum cash payment equal to the value of 666,667, 550,000, 466,667 and 133,334 shares of our stock, respectively, as adjusted for the March 15, 2005 four-for-three stock split. In November 2006, the compensation committee approved a similar agreement with Mr. Petrus providing for a lump-sum cash payment to him equal to the value of 125,000 shares on the date of a change in control.

A “change in control” of the company under the change in control performance share grant agreements is deemed to have occurred only if: any person, or group of persons, become the direct or indirect beneficial owners of more than 25% of our voting securities; a merger or consolidation results in our stockholders holding less than 50% of the voting shares of the surviving entity; certain specified majority changes in the composition of the board occur; or we have agreed to dispose of all or substantially all of our assets or outstanding common stock.

All amounts to be paid under these agreements will be adjusted for any future stock splits or other extraordinary transactions. If an executive officer is subject to the 20% excise tax on excess parachute payments, we will pay the executive officer an additional amount to “gross-up” the payment so that the executive officer receives the full amount due under the terms of the agreement after payment of the excise tax.

The following tables set forth the estimated payments and other benefits each of our executive officers would have received upon a change in control, or if they had been terminated for any reason, including retirement, death, disability, termination without cause or resignation for good reason, or termination for cause or resignation without good reason. We have assumed that the event triggering the payment occurred on December 31, 2006. The table does not include amounts that may be accrued but unpaid for salary or vacation pay at the time of the triggering event or life insurance proceeds that are provided on the same basis to all employees. All calculations assume a stock value of $47.05 per share, which was the closing price of the common stock on December 29, 2006, and are based on the base salary and car allowance in effect as of that date. The footnotes listed below the following tables apply to all of the tables in this section.

Bob R. Simpson

Estimated Payments and Benefits	Change in Control ($)	Retirement ($)		Termination Without Cause/Quit for Good Reason ($)	Termination For Cause/Quit Without Good Reason ($)	Death or Disability ($)
Compensation:
Base Salary	3,900,000	—		3,900,000	—	3,900,000
Bonus (a)	102,000,000	—		102,000,000	—	102,000,000
Special Bonus (b)	24,000,000	—		24,000,000	—	24,000,000
Stock Options—Vesting Accelerated (c)	5,766,169	5,766,169		5,766,169	—	5,766,169
Cash Value—Change in Control Performance Shares	31,366,682	—		—	—	—
Car Allowance	140,400			140,400	—	140,400
Consulting Fee (d)	—	1,950,000		—	—	—
Consulting Expenses (e)	—	180,000		—	—	—
Perquisites and Other Benefits:	—	—		—	—	—
Health Care	14,742	—	(f)	14,742	—	—
Health Care Gross-Up	7,938	—		7,938	—	—
Life Insurance Proceeds	—	—		—	—	3,000,000
280G Tax Gross-Up (g)	55,253,804	—		—	—	—
Total	222,449,735	7,896,169		135,829,249	—	138,806,569

Keith A. Hutton

Estimated Payments and Benefits	Change in Control ($)	Retirement ($)		Termination Without Cause/Quit for Good Reason ($)	Termination For Cause/Quit Without Good Reason ($)	Death or Disability ($)
Compensation:
Base Salary	2,250,000	—		2,250,000	—	2,250,000
Bonus (a)	10,350,000	—		10,350,000	—	10,350,000
Special Bonus (b)	2,400,000	—		2,400,000	—	2,400,000
Stock Options—Vesting Accelerated (c)	2,883,081	2,883,081		2,883,081	—	2,883,081
Cash Value—Change in Control Performance Shares	25,877,500	—			—	—
Car Allowance	129,600	—		129,600	—	129,600
Consulting Fee (d)	—	1,125,000		—	—	—
Consulting Expenses (e)	—	180,000		—	—	—
Perquisites and Other Benefits:	—	—		—	—	—
Health Care	14,742	—	(f)	14,742	—	—
Health Care Gross-Up	7,938	—		7,938	—	—
Life Insurance Proceeds	—	—		—	—	3,000,000
280G Tax Gross-Up (g)	15,101,316	—		—	—	—
Total	59,014,177	4,188,081		18,035,361	—	21,012,681

Vaughn O. Vennerberg II

Estimated Payments and Benefits	Change in Control ($)	Retirement ($)		Termination Without Cause/Quit for Good Reason ($)	Termination For Cause/Quit Without Good Reason ($)	Death or Disability ($)
Compensation:
Base Salary	1,800,000	—		1,800,000	—	1,800,000
Bonus (a)	8,400,000	—		8,400,000	—	8,400,000
Special Bonus (b)	2,550,000	—		2,550,000	—	2,550,000
Stock Options—Vesting Accelerated (c)	2,386,000	2,386,000		2,386,000	—	2,386,000
Cash Value—Change in Control Performance Shares	21,956,682	—		—	—
Car Allowance	129,600	—		129,600	—	129,600
Consulting Fee (d)	—	900,000		—	—	—
Consulting Expenses (e)	—	180,000		—	—	—
Perquisites and Other Benefits:	—	—		—	—	—
Health Care	14,742	—	(f)	14,742	—	—
Health Care Gross-Up	7,938	—		7,938	—	—
Life Insurance Proceeds	—	—		—	—	3,000,000
280G Tax Gross-Up (g)	13,179,322	—		—	—	—
Total	50,424,284	3,466,000		15,288,280	—	18,265,600

Louis G. Baldwin

Estimated Payments and Benefits	Change in Control ($)	Retirement ($)		Termination Without Cause/Quit for Good Reason ($)	Termination For Cause/Quit Without Good Reason ($)	Death or Disability ($)
Compensation:
Base Salary	1,000,000	—		—	—	—
Bonus (a)	2,000,000	—		—	—	—
Special Bonus (b)	1,125,000	—		—	—	—
Stock Options—Vesting Accelerated (c)	835,525	—		—	—	—
Cash Value—Change in Control Performance Shares	6,273,365	—		—	—	—
Car Allowance	93,000	—		—	—	—
Consulting Fee	—	—		—	—	—
Consulting Expenses	—	—		—	—	—
Perquisites and Other Benefits:	—	—		—	—	—
Health Care	14,076	—	(f)	—	—	—
Health Care Gross-Up	7,580	—		—	—	—
Life Insurance Proceeds	—	—		—	—	1,000,000
280G Tax Gross-Up (g)	—	—		—	—	—
Total	11,348,546	—		—	—	1,000,000

Timothy L. Petrus

Estimated Payments and Benefits	Change in Control ($)	Retirement ($)		Termination Without Cause/Quit for Good Reason ($)	Termination For Cause/Quit Without Good Reason ($)	Death or Disability ($)
Compensation:
Base Salary	937,500	—		—	—	—
Bonus (a)	1,875,000	—		—	—	—
Special Bonus (b)	250,000	—		—	—	—
Stock Options—Vesting Accelerated (c)	735,969	—		—	—	—
Cash Value—Change in Control Performance Shares	5,881,250	—		—	—	—
Car Allowance	93,000	—		—	—	—
Consulting Fee	—	—		—	—	—
Consulting Expenses	—	—		—	—	—
Perquisites and Other Benefits:	—	—		—	—	—
Health Care	14,076	—	(f)	—	—	—
Health Care Gross-Up	7,580	—		—	—	—
Life Insurance Proceeds	—	—		—	—	1,000,000
280G Tax Gross-Up (g)	3,265,598	—		—	—	—
Total	13,059,973	—		—	—	1,000,000

(a)	Bonus amounts are calculated based on the highest semi-annual bonus paid in the preceding 12 months. The highest semi-annual bonus is doubled to determine the annual bonus amount to be included in the calculation. That amount is then multiplied by three.

(b)	Amounts specified in the tables as special bonuses were paid to the executives on June 1, 2004. If the event that triggers payment under either an employment agreement or severance plan occurs after June 1, 2007, that amount will not be included in the calculation of the amount to be paid. The total estimated potential payments, excluding the special bonuses, equal the following: upon a change in control $187,783,069 for Mr. Simpson, $55,547,510 for Mr. Hutton, $46,740,951 for Mr. Vennerberg, $10,223,546 for Mr. Baldwin and $12,698,861 for Mr. Petrus; upon a termination without cause or the executive quits for good reason $111,829,249 for Mr. Simpson, $15,635,361 for Mr. Hutton, $12,738,280 for Mr. Vennerberg and $0 for Messrs. Baldwin and Petrus; and upon death or disability $114,806,569 for Mr. Simpson, $18,612,681 for Mr. Hutton, $15,715,600 for Mr. Vennerberg and $1,000,000 for each of Messrs. Baldwin and Petrus.

(c)	Amounts represent the spread between the exercise price and the closing price of our common stock on December 29, 2006 of options that would vest on an accelerated basis upon a change in control. This amount does not include any value for options that were vested as of the end of 2006. The amount also excludes options with an exercise price higher than $47.05 since those options did not have a positive spread on December 31, 2006.

(d)	The executive will enter into an 18-month consulting agreement with us and receive a minimum monthly payment based on his salary at the time of retirement.

(e)	The executive will receive $10,000 per month for expenses during the term of the consulting agreement.

(f)	The executive is eligible for retiree health care on the same basis as all company employees. Each of our executive officers is eligible to retire with these benefits.

(g)	For purposes of making the calculations, we assumed an individual effective tax rate of 55%, consisting of a 35% income tax rate and 20% excise tax rate, and used taxable wages for each individual for the years 2002 through 2006. Facts and circumstances at the time of a change in control transaction, as well as changes in the executive officer’s compensation history preceding a transaction could materially impact whether and to what extent the excise tax will be imposed and the amount of any potential gross-up. If the change of control were to occur after June 1, 2007, and the special bonus portion of the calculation were not included, the following is the estimated Section 280G excise tax gross-up: Mr. Simpson, $44,587,138; Mr. Hutton, $14,034,649; Mr. Vennerberg, $12,045,989; Mr. Baldwin, $0; and Mr. Petrus, $3,154,487.

The above tables include additional potentially required “gross-up” payments for excise and related taxes that may be payable in connection with a change in control. In general, if any payments to be made under the agreements to an executive in connection with a change in control are characterized as excess parachute payments under Section 280G of the Internal Revenue Code, Section 4999 of the Internal Revenue Code imposes a 20% excise tax. Our employment agreements, management severance plan and change in control performance share grant agreements generally provide that we will put our executives in the same after-tax position that they would have been in before the imposition of this excise tax. This excise tax is generally imposed upon payments and benefits paid to the executives that are contingent upon a change in control transaction.

Indemnification Agreements. In 2005, we entered into indemnification agreements with our directors, executive officers and certain other officers. The general purpose of the indemnification agreements is to indemnify the directors and officers to the fullest extent permitted by law against risks of claims and actions against them arising out of their service to and activities on behalf of the company. The agreements require us to advance expenses to such persons in connection with claims made against them and are in addition to any other rights the directors and officers may have under our restated certificate of incorporation, bylaws and applicable laws. These agreements were approved in part to enable us to attract and retain qualified directors and officers.

DIRECTOR COMPENSATION

Directors and advisory directors who are also our employees receive no additional compensation for service on our board. We use a combination of cash and equity compensation to attract and retain qualified non- employee directors to serve on our board. In setting non-employee director compensation, we consider the significant time commitment necessary for directors to fulfill their duties to the company and the extensive involvement of our directors on committees of the board. We have a smaller board, with six non-employee directors, and they must each commit a substantial amount of time to serving on committees and attending executive sessions. As with our compensation of executive officers, we believe that it is necessary and appropriate to pay directors cash and equity compensation that is higher than market comparables if we achieve above-market results, and that director compensation should not necessarily be determined in relation to the size of the company or based on survey data, but rather should be consistent with successful value creation for our stockholders. Our compensation program is designed to attract and retain qualified directors and encourage increased ownership of our stock, which further aligns director’s interests with the interests of our stockholders.

Our corporate governance and nominating committee is responsible for evaluating and recommending to the board the cash and equity compensation for non-employee directors. The committee did not retain a consultant in 2006 to advise on director compensation. There were no changes made to the amount of cash or equity compensation paid to directors during 2006.

The specific components of our directors’ 2006 annual compensation, including cash, equity compensation and perquisites and other benefits, are described below. We do not have a deferred compensation plan for our directors.

Annual Retainer. Each non-employee director receives an annual retainer of $180,000, and each non-employee advisory director receives an annual retainer of $90,000. The annual retainer is paid in four quarterly installments. Non-employee directors and advisory directors receive no additional meeting fees or fees for serving as chairs of committees, but are provided with or reimbursed for travel in conjunction with their attendance at meetings of the board and committees, stockholder meetings and other designated company events. We do not currently have any non-employee advisory directors.

Equity Compensation. Under our 2004 stock incentive plan, initially approved by stockholders in November 2004 and again in May 2006 when the plan was amended and restated, non-employee directors and advisory directors may receive grants covering up to 20,000 shares of our stock annually. Grants to directors under the plan are discretionary and must be approved by our corporate governance and nominating committee and the board. Pursuant to this discretionary authority, in February 2006 each non-employee director received a grant of 3,333 shares of our stock, which vested immediately. In November 2006, each non-employee director was granted an option to purchase 16,000 shares. The options vest the earlier of one-third each year on the anniversary date of the grant, or in 50% increments when our stock closes at or above $52.50 and $57.50. One-half of these options vested on February 23, 2007 when our stock closed above $52.50.

Under our prior stock incentive plan, grants to directors were automatic. Directors began receiving stock awards that vested immediately in February 2001. We have always awarded a set number of shares rather than determining the number of shares to be granted based on a specified cash value. We believe this rewards the directors for the appreciation in stock price over time rather than capping the dollar value of shares that will be received. The original number of shares awarded was 1,000. Through a series of stock splits since February 2001, the number of shares granted each year has increased to 3,333 and as of March 30, 2007, the value of the stock has increased 835% since February 2001.

Our schedule for granting equity awards to directors differs from our executive officer schedule. Executive officer grants are made in May and November each year, and director grants are made in February and November each year. We have retained the practice of granting stock awards at the first meeting of directors each year as a carry-over from our 1998 stock incentive plan that provided for automatic stock grants each February.

Our corporate governance guidelines provide that each non-employee director is expected to own shares of our stock equal in value to three times the annual cash retainer. Based on the closing price of our stock on December 29, 2006, the last trading day of the year, our directors are expected to own approximately 11,480 shares of stock. Directors have three years after first being elected to achieve this level of ownership. Each of our directors owns shares in excess of our minimum ownership guidelines.

Perquisites and Other Benefits. Non-employee directors are allowed personal use of company aircraft for up to 14 hours per year. Directors can carry unused hours forward to the following year or can borrow in any year up to two years of future allotted hours beyond the current year. Non-employee directors and advisory directors have personal use of company office space, as well as access to company housing, subject to availability.

Additionally, we pay the expenses for spouses or guests of our non-employee directors and advisory directors to attend our semi-annual management conferences that our directors are expected to attend.

Health Plans. Non-employee directors and advisory directors are eligible to participate in our medical plan and retiree health plan. Dependents of eligible non-employee directors and advisory directors may also participate in the plans at premiums we establish from time to time. Under the medical plan, directors can receive medical insurance on the same terms as is available to all employees. Under the retiree health plan, they can receive medical insurance at premiums we establish from time to time if, at the time the director retires from the board, the director has any combination of age and years of service that totals 60, with a minimum age of 45 and a minimum of five years of service on our board. When a non-employee director or advisory director or dependent of such a director becomes eligible for insurance under a government-sponsored plan or is eligible for insurance under the plan of an employer, they are no longer eligible to participate in the retiree health plan. None of the non-employee directors or advisory directors or their dependents is currently receiving benefits under our retiree health plan.

Non-employee directors and advisory directors are eligible to participate in our long-term care insurance plan that provides for custodial care. This insurance provides home health care, nursing home and assisted living facility benefits. We pay for a certain level of coverage for the directors, and a director may also purchase additional long-term care insurance for the director and the director’s spouse on the same terms and at the same premiums available to an employee or an employee’s spouse.

Severance Plan. We have also adopted an outside directors’ change in control severance plan. The plan is intended to enable directors to objectively assess any corporate transactions that are in the best interests of stockholders without undue concern over the impact of a transaction on their own personal financial situation.

Each non-employee director and advisory director is eligible to receive payments under the plan upon a change in control. Each director will receive a payment equal to three times the applicable annual cash retainer then in effect plus three times the value of the annual stock grant. The value of the annual stock grant equals the number of shares most recently granted to the director in the form of a stock award that vested immediately multiplied by the closing price of our common stock on the day the change in control occurs. This plan was amended in August 2006 to address potential issues concerning deferred compensation under Section 409A of the Internal Revenue Code and to provide for the accelerated vesting of options, performance shares, restricted shares and other stock grants under our stock incentive plans in the event of a change in control. The plan was also amended to clarify that a director will not be entitled to benefits under the plan if the director’s services are terminated prior to a change in control, unless the termination is involuntary and is at the request of a third party seeking to effect a change in control or was otherwise in connection with a change in control. A “change in control” is deemed to have occurred only if: any person, or group of persons becomes the direct or indirect beneficial owners of more than 25% of our voting shares; a merger or consolidation results in our stockholders holding less than 50% of the voting shares of the surviving entity; certain specified majority changes in the composition of the board occur; or we have agreed to dispose of all or substantially all of our assets or outstanding common stock. If there had been a change in control of the company on December 31, 2006, each non-employee director would have received $1,010,453 and all of their outstanding options would have vested. The unvested options did not have a positive spread on December 31, 2006. This calculation is based on a share price of $47.05, which was the closing price of our stock on December 29, 2006, the last trading day of the year.

The following table sets forth the compensation received by our non-employee directors during 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
William H. Adams III	180,000	145,252	133,148	57,660	516,060
Lane G. Collins	180,000	145,252	133,148	1,276	459,676
Phillip R. Kevil	180,000	145,252	133,148	33,152	491,552
Jack P. Randall	180,000	145,252	133,148	61,942	520,342
Scott G. Sherman	180,000	145,252	133,148	56,105	514,505
Herbert D. Simons	180,000	145,252	133,148	13,933	472,333

(a)	Represents the grant date fair value of shares awarded to the directors required to be expensed for financial statement reporting purposes in 2006 in accordance with SFAS 123R. The value is for stock awards made in 2006, and is based on the fair market value of $43.58, which is the average of the high and low price of the stock on the grant date.

(b)	Amounts reported reflect the dollar amount required to be expensed for financial statement reporting purposes in 2006 for the fair value of stock options granted to each of the directors for 2006 as well as prior years, in accordance with SFAS 123R. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. We refer you to the discussion of the assumptions used in the valuation in Note 12 of Notes to Consolidated Financial Statements in our 2006 Form 10-K. The grant date fair value of the options granted in 2006 to each director computed in accordance with SFAS 123R was $237,840. The aggregate number of options outstanding for each director at the end of 2006 was as follows:

Name	Aggregate Options Outstanding as of December 31, 2006 (#)
William H. Adams III	49,288
Lane G. Collins	32,644
Phillip R. Kevil	49,288
Jack P. Randall	77,612
Scott G. Sherman	77,612
Herbert D. Simons	63,450

(c)	Represents the value of personal use of company aircraft, access to company housing and offices, insurance premiums for long-term care insurance and personal use of company tickets. The amount for Mr. Adams also includes $17,036 for our cost to provide him and his family with health insurance and $6,000 for our cost to provide him an office. The value for Mr. Kevil also includes $6,000 for our cost to provide him an office. The value of the personal use of company aircraft is $33,066, $24,465, $60,955, $53,709 and $11,924 for Messrs. Adams, Kevil, Randall, Sherman and Simons, respectively. The value of the personal use of company aircraft is based on our aggregate incremental direct operating costs, including cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing and ramp fees, trip-related hangar and parking costs, and similar variable costs. Because our aircraft are used primarily for business travel, fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of the company-owned or leased aircraft and the cost of maintenance not related to trips, are excluded.

RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

It is our policy that all related persons must avoid any activity that is or has the appearance of conflicting with our business interests, except under guidelines approved by our board or as permitted in our employee handbook. This policy is included in our code of business conduct and ethics. A director or executive officer is required to disclose any interest in any transaction involving the company, and that transaction must be approved by a majority of disinterested directors. Directors and executive officers are instructed to advise the general counsel or the corporate governance and nominating committee of any situation that might be perceived as a conflict of interest. At least annually, each director and executive officer must complete a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest. In February 2007, the board amended the audit committee charter to assign the committee responsibility for overseeing the adequacy of our policies and procedures for the review and approval of related-party transactions and for monitoring compliance with the policies and procedures.

In February 2007, in recognition of Mr. Simpson’s extraordinary contributions to the company, and as part of our charitable giving program to support higher education, our board, by vote of the independent directors with Dr. Collins recusing himself from the consideration of the matter and vote, approved a conditional contribution of $6.8 million to assist in building an athletics and academic center at Baylor University, Mr. Simpson’s alma mater. Our contribution is to be paid in two equal installments of $3.4 million. The first payment is expected to be paid in the first half of 2007, and the second is expected to be paid in the first half of 2008. Concurrently, Mr. Simpson made a $3.2 million pledge for the same project. In return for these contributions, the company and Mr. Simpson obtained naming rights for the building and certain facilities within the building. The building will be named the Simpson Athletics and Academic Center, and Mr. Simpson will also be provided with access to certain sporting events.

Occasionally, we may have employees who are related to our directors or executive officers. We compensate those individuals consistent with our policies that apply to all employees with equivalent qualifications, experience and responsibilities. During 2006, Keith Hutton’s sister, Nina Hutton, was employed as our vice president—environmental, health and safety at an annual compensation level that exceeded $120,000. She has been employed by us since 1992, which was prior to Mr. Hutton becoming an executive officer or director, she does not report to Mr. Hutton or any of his operational groups, and her compensation is reviewed and approved by our compensation committee.

Jack Randall, one of our directors, was a co-founder and director of Randall & Dewey Partners, L.P., which was acquired by Jefferies Group, Inc. in 2005 and now operates as Randall & Dewey, a Division of Jefferies & Company, Inc. We have in the past hired Randall & Dewey for advisory and consulting services in connection with acquisitions and other strategic transactions. In January 2006, our board authorized the company to engage Randall & Dewey to act as a broker in connection with the potential sale of some of our assets. We eventually decided not to sell the assets and no fees were paid to Randall & Dewey for those services in 2006. We expect that Randall & Dewey will provide services to us in 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and 10% stockholders to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission and the New York Stock Exchange. We must be provided with copies of the reports. To our knowledge, based solely on the information furnished to us and written representations from executive officers and directors, we believe that all applicable Section 16(a) filing requirements with respect to our stock were complied with during and for the year ended December 31, 2006 for all executive officers and directors, other than Dr. Collins, who had one late filing related to an option exercise in 2006 that was reported two days late, and Messrs. Adams, Collins, Kevil, Randall, Sherman and Simons, who each had one late filing related to the grant of stock under our 2004 stock incentive plan as compensation for services as directors that was reported three days late.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2006

The following table summarizes information as of December 31, 2006 relating to our equity compensation plans, under which grants of stock options, stock awards, performance shares, restricted shares and other rights to acquire shares of our stock may be granted from time to time:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1)) (3)
Equity compensation plans approved by stockholders (a)	19,825,550	$29.66	8,057,891
Equity compensation plans not approved by stockholders	—	—	—

Total	19,825,550	$29.66	8,057,891

(a)	Column (1) does not include 1,192,125 performance shares and restricted shares that were unvested at December 31, 2006, which represent the only full-value awards that we had outstanding under our equity compensation plans. The unvested performance shares and restricted shares are included in outstanding shares at December 31, 2006, and have already been deducted from the number of shares remaining available for future issuance under our equity compensation plans in column (3). The weighted average exercise price in column (b) does not take these awards into account.

Item 2.    RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

Our audit committee has appointed KPMG LLP, an independent registered public accounting firm, to audit our financial statements for 2007. Representatives of KPMG LLP will be present at the annual meeting and will have the opportunity to make a statement if so desired and to respond to appropriate questions. Although Securities and Exchange Commission rules and New York Stock Exchange corporate governance listing standards require that the audit committee be directly responsible for selecting and retaining the independent auditor, we are asking stockholders to ratify that appointment. In the event stockholders fail to ratify the appointment of KPMG LLP, the audit committee will reconsider this appointment, but will make the final determination of the independent auditor for 2007.

Vote Required

The ratification of the appointment of the independent auditor requires approval by a majority of the shares of common stock entitled to vote at the meeting, present in person or represented by proxy.

Board Recommendation

Our Board of Directors recommends that the stockholders vote FOR ratification of the appointment of KPMG LLP to audit our financial statements for 2007.

Independent Auditor and Auditor Fees

The audit committee retained KPMG LLP as our independent auditor in 2006 and 2005.

During 2006 and 2005, we incurred the following fees with KPMG:

	2006	2005
Audit fees (a)	$1,312,396	$1,108,980
Audit-related fees (b)	22,000	15,371
Tax fees (c)	150,704	56,340
All other	—	—

Total	$1,485,100	$1,180,691

(a)	Audit fees include fees for the audit of our annual financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, audit of our internal control over financial reporting and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(b)	Audit-related fees relate to financial audits of employee benefit plans.

(c)	Tax fees in 2006 include $85,704 for tax planning issues, $50,000 for assistance with an IRS audit and $15,000 for review of federal income tax returns. Tax fees in 2005 include $21,340 for assistance with acquisition issues, $15,000 for review of federal income tax returns, $7,500 for assistance with tax audits and $12,500 for review of state tax returns.

The audit committee must give prior approval to all services KPMG LLP provides to us. This includes any audit, audit-related and tax services or, to the extent permitted by law, non-audit services. The audit committee has delegated to its chairman authority to approve any increases in fees previously approved or new services requested, provided that the chairman presents any approval so given to the audit committee at its next scheduled meeting. All audit, audit-related and tax services rendered by KPMG LLP in 2006 and 2005 were approved in advance by the audit committee or its chairman.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. The company’s independent registered public accounting firm (“independent auditor”) is responsible for performing an independent audit of the company’s financial statements and internal control over financial reporting.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management and the independent auditor the company’s audited financial statements for the fiscal year ended December 31, 2006. The audit committee also has discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended. The audit committee has discussed with the independent auditor its independence from management and the company, including the matters in the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has considered the compatibility of the provision of non-audit services with the auditors’ independence.

In reliance on the reviews and discussions referred to in the above paragraph, the audit committee recommended to the board, and the board approved, that the year-end audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Audit Committee

Herbert D. Simons–Chairman

William H. Adams III

Lane G. Collins

Phillip R. Kevil

Scott G. Sherman

OTHER MATTERS

Other Proposals at the 2007 Annual Meeting of Stockholders

The board does not know of any business to be presented for consideration at the annual meeting other than those matters described in this proxy statement. If any other business should properly come before the annual meeting, however, it is intended that the persons named in the accompanying proxy card will vote on those matters in accordance with their best judgment.

Submission of Stockholder Proposals and Other Deadlines for the 2008 Annual Meeting of Stockholders

Stockholder proposals intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in our proxy statement and accompanying proxy card for our 2008 annual meeting of stockholders must be received at our principal executive offices in Fort Worth, Texas, on or before December 15, 2007, and must meet the requirements of Rule 14a-8.

In addition, if a stockholder intends to raise a matter at the 2008 annual meeting, and has not sought inclusion of the matter in the proxy statement and accompanying proxy card pursuant to Rule 14a-8, the stockholder must comply with the advance notice provisions in our bylaws. These provisions require that written notice of an intention to raise a matter at an annual meeting of stockholders must be received by the secretary of the company not less than 90 days, or more than 120 days, before the anniversary date of the immediately preceding annual meeting of stockholders. For the 2008 annual meeting, notice should be received no earlier than January 16, 2008, and no later than February 15, 2008. If notice is received after February 15, 2008, the persons named in the proxy card may exercise discretionary voting authority with respect to the matter if raised at the 2008 meeting, without including any discussion of it in the proxy statement. We also reserve the right to reject, rule out of order, or take other appropriate action with respect to any matter raised at a stockholders’ meeting that did not comply with the requirements described above or other applicable requirements. A stockholder who desires to raise such matters should contact the corporate secretary of the company for the specific requirements prescribed by our bylaws or refer to the copy of the bylaws available on our web site at www.xtoenergy.com.

A stockholder desiring to nominate an individual for election as a director at the 2008 annual meeting must comply with the advance notice provisions in our bylaws. The bylaws require that written notice to nominate a director be received by the board, with a copy to the president and the corporate secretary of the company, not later than 120 days in advance of the annual meeting date. For the 2008 annual meeting, notice of intent to nominate a director at the annual meeting must be received by January 21, 2008. A stockholder desiring to suggest an individual for consideration by the corporate governance and nominating committee as a possible candidate for election as a director at the 2008 meeting should submit the suggestion to the committee, c/o the secretary, by January 21, 2008. For a description of the information required to suggest an individual for consideration by the committee for election as a director, which requirements apply also to direct stockholder nominations, see “Corporate Governance Matters—Nomination Process.” For a complete description of the bylaw requirements, contact the corporate secretary of the company, or refer to the copy of the bylaws available on our web site at www.xtoenergy.com.

Annual Report Including Form 10-K

Our 2006 annual report, including our annual report on Form 10-K for the year ended December 31, 2006 with audited financial statements, accompanies this proxy statement. Additional copies of our annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, will be furnished without charge to our stockholders upon written request to: Investor Relations, XTO Energy Inc., 810 Houston Street, Fort Worth, Texas 76102.

By Order of the Board of Directors,

Virginia N. Anderson

Secretary

Fort Worth, Texas

April 13, 2007

Appendix A

XTO ENERGY INC.

Categorical Standards of Directors’ Independence

(As amended through February 20, 2007)

It is a policy of the Board of Directors that a majority of the voting directors be independent of the Company. The Board of Directors will not include the non-voting advisory directors in determining whether a majority of the directors are independent. For a director to be deemed independent, the Board of Directors must affirmatively determine that the director has no material relationship with the Company or any member of the senior management of the Company or its affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of the Company’s stockholders.

A director who at all times during the previous three years (unless another time period is indicated), has met all of the following categorical standards shall be presumed to be “independent”:

•

The Company has not employed the director, and has not employed any of his or her immediate family members as an executive officer. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•

Neither the director, nor any of his or her immediate family members, has received more than $100,000 during any twelve-month period within the past three years in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or interim Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

•

The director has not been employed by, or a partner of, the Company’s internal or external auditors, nor are any of his or her immediate family members currently employed as a partner of such firm or currently participating in the firm’s audit, assurance or tax compliance (but not tax planning) practice or were within the last three years (but are no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which an executive officer of the Company serves on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.

•

Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by or affiliated with a significant supplier or customer of the Company. For the purposes of this categorical standard, a supplier or customer shall be considered significant if its sales to, or purchases from, the Company represent the greater of (a) $1 million or (b) more than 2% of such other company’s consolidated gross revenues.

•

Neither the director, nor any of his or her immediate family members, has received more than $50,000 under personal services contracts with the Company, its chairman, chief executive officer or other executive officers, or any affiliate of the Company.

•

Neither the director, nor any of his or her immediate family members, has been an executive officer or director of a foundation, university or other non-profit organization to which the Company gives directly, or indirectly through the provision of services, more than $1,000,000 per annum or 2% of the total annual donations received by the foundation, university or other non-profit organization (whichever is less).

A-1

•

Neither the director, nor any of his or her immediate family members, either directly or indirectly as a partner, shareholder, or officer of another company, owns more than 10% of the Company’s common stock.

•

Neither the director, nor any of his or her immediate family members, has been employed as an executive officer of a lender that is currently considered a significant lender of the Company. For the purposes of this categorical standard, a lender shall be considered significant if the credit extended is more than 10% of the consolidated assets of the Company.

For purposes of these standards: (a) “immediate family” means a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation; and (b) “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

The Corporate Governance and Nominating Committee (“Governance Committee”) and the Board of Directors will undertake an annual review of the independence of all non-employee voting directors. In advance of the meeting at which this review occurs, each non-employee voting director will be asked to provide the Governance Committee and the Board of Directors with full information regarding the director’s business and other relationships with the Company and with senior management to enable the Board of Directors to evaluate the director’s independence.

The Board of Directors, upon the recommendation of the Governance Committee, has concluded that the following types of relationships shall be deemed immaterial and not considered by the Board of Directors in evaluating independence:

•	The maintenance of bank accounts for the individual executive officers on normal commercial terms at any bank where a director of the Company is an executive officer or director.

•

The joint investment by executive officers and individual directors in projects unrelated to the Company’s business where the amount invested by any individual executive officer or director is less than $100,000.

A-2

PROXY

XTO Energy Inc.

810 Houston Street, Fort Worth, Texas 76102

This proxy is solicited by the Board of Directors of XTO Energy Inc.

for the Annual Meeting of Stockholders on May 15, 2007

The undersigned hereby appoints Vaughn O. Vennerberg II and Virginia N. Anderson and each of them as proxies, each with the power to appoint a substitute, and hereby authorizes each of them to vote all shares of XTO Energy Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, May 15, 2007, in Ballroom C at the Fort Worth Convention Center, 1201 Houston Street, Fort Worth, Texas, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the annual meeting or any adjournment thereof.

This proxy card, when properly signed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the matters listed herein. As to such other matters that may properly come before the Annual Meeting of Stockholders, this proxy will be voted by the proxies listed above according to their discretion.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your XTO Energy Inc. account online.

Access your XTO Energy Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for XTO Energy Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

****TRY IT OUT****

www.melloninvestor.com/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:	1-800-370-1163

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MATTERS LISTED BELOW.

Please mark here ☐ for address change or comments. SEE REVERSE SIDE Please mark your vote as indicated in this example. ☒

1.	Election of Directors

CLASS II DIRECTORS (Three-Year Term):

	01 Lane G. Collins	FOR	AGAINST	ABSTAIN
		☐	☐	☐

	02 Scott G. Sherman	FOR	AGAINST	ABSTAIN
		☐	☐	☐

	03 Bob R. Simpson	FOR	AGAINST	ABSTAIN
		☐	☐	☐

2.	Ratification of the appointment of KPMG LLP as the Company’s independent auditor for 2007.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

SIGNATURE	SIGNATURE	DATE

Please sign EXACTLY as your name or names appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign. If a corporation, sign in corporate name by president or other authorized officer. If a partnership, sign in partnership name by authorized person.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Annual Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http: //www.proxyvoting.com/xto		Telephone 1-866-540-5760

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the internet at www.xtoenergy.com.